Exhibit 10.28

MASTER LEASE AGREEMENT

by and between LAKEWAY REALTY, L.L.C.,

as Landlord

AND

SCOTT & WHITE HOSPITAL - ROUND ROCK,

a Texas non-profit corporation,

as Tenant

AND

BAYLOR UNIVERSITY MEDICAL CENTER,

a Texas non-profit corporation,

as Guarantor

Made as of September 1, 2016

MASTER LEASE AGREEMENT

This Master Lease Agreement (the “Lease”) is made as of September 1, 2016 (the “Effective Date”) by and among LAKEWAY REALTY, L.L.C., a Delaware limited liability company (“Landlord”), SCOTT & WHITE HOSPITAL - ROUND ROCK, a Texas non-profit corporation (“Tenant”), and BAYLOR UNIVERSITY MEDICAL CENTER, a Texas non-profit corporation (“Guarantor”). Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the Property and the rent to be paid hereunder, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant covenant and agree as follows:

ARTICLE 1

BASIC LEASE TERMS

Section 1.01. Property. The “Property” consists of following: (a) the land described on Exhibit B attached hereto (the “Land”); (b) all buildings, structures and other improvements of every kind, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits, lines (off-site and on-site), parking areas, roadways and other related site and off-site improvements appurtenant to such buildings and structures, now or at any time hereafter, situated upon the Land (or any portion(s) thereof) (the “Improvements”); and (c) all easements, licenses, rights-of-way and appurtenances relating to the Land and Improvements.

Section 1.02. Initial Term Expiration Date. August 31, 2031.

Section 1.03. Extension Options. Two (2) extensions of ten (10) years each, as described in Section 3.02.

Section 1.04. Lease Term Expiration Date (if fully extended). August 31, 2051.

Section 1.05. Initial Fixed Rent. $12,750,000.00 per annum, as described in Section 4.02, commencing on the Lease Commencement Date.

Section 1.06. Rent Adjustment. Annual escalations commencing in the third year of the Initial Term, as described in Section 4.02.

Section 1.07. Fixed Rent Adjustment. As described in Section 4.02.

Section 1.08. Tenant Tax Identification No. 20-3749695.

Section 1.09. Landlord Tax Identification No. 47-2648262.

ARTICLE 2

LEASE OF PROPERTY

Section 2.01. Lease. In consideration of the rents, covenants, and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby rents from Landlord, the Property upon the rentals, and subject to the terms and conditions hereinafter set forth. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TENANT IS LEASING THE PROPERTY “AS IS”, WHERE IS, AND WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE PROPERTY OR ANY PART THEREOF (INCLUDING, WITHOUT LIMITATION, THE SOIL, WATER, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTY), AND SUBJECT TO THE EASEMENTS, RIGHTS-OF-WAY, COVENANTS, AGREEMENTS, RESTRICTIONS AND ALL OTHER MATTERS AFFECTING THE LEASED PROPERTY WHICH ARE SPECIFICALLY SET FORTH ON EXHIBIT C ATTACHED HERETO BUT ONLY TO THE EXTENT THE SAME ARE VALID AND SUBSISTING AND AFFECT THE PROPERTY (THE “PERMITTED ENCUMBRANCES”), AND ALL LEGAL REQUIREMENTS NOW OR HEREAFTER IN EFFECT.

Section 2.02. Quiet Enjoyment. So long as there is no continuing Event of Default by Tenant under this Lease, Tenant shall have the peaceful and quiet use of the Property subject to all the terms of this Lease, without any hindrance from Landlord or by any persons claiming by, through or under Landlord; provided, however, in no event shall Tenant be entitled to bring any action against Landlord to enforce its rights hereunder if an Event of Default shall have occurred and be continuing. The provisions of this Section 2.02 are in lieu of any implied covenants of title or possession.

ARTICLE 3

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The term of this Lease (“Initial Term”) and Tenant’s obligation to make any and all payments required under this Lease shall commence on September 1, 2016 (also known herein as the “Lease Commencement Date”) and end fifteen (15) years from the Lease Commencement Date (the “Expiration Date”) unless extended as described below. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term”.

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Tenant shall have the right and option (each an “Extension Option”) to extend the Initial Term of this Lease for two (2) additional successive periods of ten (10) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect. Each Extension Term shall be deemed not to be exercised by Tenant unless Tenant gives Landlord written notice of its intention to exercise said Extension Term at least one hundred eighty (180) days prior to the end of the Initial Term or first Extension Term, as applicable.

Section 3.03. Tenant’s Property and Removal. It is acknowledged that as of the Lease Commencement Date Tenant owns the moveable medical equipment on the Property and the remaining furniture, fixtures, appliances, equipment and other personal property. Any furniture, trade fixtures, appliances, equipment or other personal property owned by Tenant and brought onto or kept on the Property by the Tenant shall be Tenant’s property (“Personalty”) and shall be at the sole risk of the Tenant. Upon the expiration of this Lease Term, Tenant may remove from the Property all Personalty belonging to Tenant. Tenant shall repair any damage caused by such removal and shall leave the Property clean and in working condition and repair inside and out, subject to normal wear and tear. By signing this Lease the Tenant agrees that upon surrender or abandonment of the Property, the Landlord shall not be liable or responsible for the storage or disposition of the Tenant’s Personalty and any Personalty of Tenant left on the Property on the tenth (10th) day following Landlord’s notice to Tenant of such Personalty left on the Property after the expiration of this Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord.

Section 3.04. Previous Lease Personal Property. Landlord acknowledges and agrees that (a) the Property was previously leased pursuant to that certain Master Lease Agreement dated February 3, 2015 (the “Prior Lease”) between Landlord and Lakeway Regional Medical Center, LLC, a Texas limited liability company (“LRMC”), which Prior Lease has been terminated as of the date of this Lease; (b) the Prior Lease stated that Landlord owned all furniture, trade fixtures, appliances, equipment and other personal property located upon the Property as of the “Lease Commencement Date” (as defined in the Prior Lease) excluding moveable medical equipment (such personal property, the “Previous Lease Personal Property”); (c) Landlord hereby disclaims any titles, interests or rights in or to the Previous Lease Personal Property, and sells, transfers, sets over and conveys to Tenant all of Landlord’s right, title and interest, if any, in and to the Previous Lease Personal Property “AS IS” and “WHERE IS” without representation or warranty of any kind by Landlord, express or implied; (d) the Previous Lease Personal Property shall be treated as Tenant’s Personalty under this Lease; and (e) Landlord will perform, execute, and/or deliver or cause to be performed, executed, and/or delivered any and all such further acts and assurances as Tenant may reasonably require to convey Landlord’s interest in the Previous Lease Personal Property and to otherwise carry out the intent and purpose of this provision, provided Landlord shall not be obligated to incur any material expense or liability in connection therewith.

Section 3.05. Surrender Property. Upon the expiration of this Lease, Tenant will quit and surrender the Property without the necessity of any notice from either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Property and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting the summary recovery of possession of the Property from Tenant holding over to the same extent as if statutory notice had been given. Tenant will quit and surrender the Property in substantially as good a state and condition as they were when entered into, reasonable use and wear thereof shall be excepted. Subject to the provisions of Section 7.02, all alterations, additions, erections or improvements in or upon the Property at the expiration or early termination of this Lease, shall remain as part of the Property and shall be surrendered with the Property at the expiration, or early termination of this Lease, except for such alterations, additions, erections or improvements which were made by Tenant during the Term and are required to be removed by Tenant pursuant to the provisions of Section 7.02 below, in which case Tenant shall, at Tenant’s sole cost and expense, remove the same and Tenant shall repair all damage caused by such removal.

Section 3.06. Cooperation at End of Term Tenant covenants and agrees that it will reasonably cooperate with Landlord upon expiration or termination of this Lease to facilitate an orderly transition to a new operator of the Permitted Facility.

ARTICLE 4

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Reserved.

Section 4.02. Rent. Tenant shall pay as rent for the Property the following amount (each of which shall be considered Rent and all of which, together with any other payment due Tenant under this Lease, shall be deemed to be “Rent” hereunder).

(a) Fixed Rent.

(i) Commencing on the Lease Commencement Date, Tenant shall pay Landlord as fixed rent (the “Fixed Rent”) the sum of Twelve Million Seven Hundred Fifty Thousand and No/100 Dollars ($12,750,000.00) per year, payable in advance in equal monthly installments of One Million Sixty-Two Thousand Five Hundred and No/100 Dollars ($1,062,500.00), which amount shall be escalated annually, beginning on the first day of the third Lease Year and thereafter throughout the remaining Lease Term of this Lease on the first day of each subsequent Lease Year after the third Lease Year, as such Lease Term may be extended, by (1) with respect to the third Lease Year, one and three-quarters percent (1 3⁄4%), (2) with respect to the fourth Lease Year, two percent (2%), and (3) with respect to the fifth Lease Year and thereafter during the Lease Term, two and one-half percent (2.5%), of the Fixed Rent for the previous Lease Year, which sum shall be payable in equal monthly installments. The schedule of Fixed Rent for the Initial Term is set forth below:

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
Lease Year 1	$12,750,000.00	$1,062,500.00
Lease Year 2	$12,750,000.00	$1,062,500.00
Lease Year 3	$12,973,125.00	$1,081,093.75
Lease Year 4	$13,232,587.50	$1,102,715.63
Lease Year 5	$13,563,402.19	$1,130,283.52
Lease Year 6	$13,902,487.24	$1,158,540.60
Lease Year 7	$14,250,049.42	$1,187,504.12
Lease Year 8	$14,606,300.66	$1,217,191.72
Lease Year 9	$14,971,458.18	$1,247,621.51
Lease Year 10	$15,345,744.63	$1,278,812.05
Lease Year 11	$15,729,388.25	$1,310,782.35
Lease Year 12	$16,122,622.95	$1,343,551.91
Lease Year 13	$16,525,688.53	$1,377,140.71
Lease Year 14	$16,938,830.74	$1,411,569.23
Lease Year 15	$17,362,301.51	$1,446,858.46

(ii) The Fixed Rent for each month during the Lease Term of this Lease shall be paid in advance, on the first day of each and every month during the Lease Term of this Lease, at the following address of Landlord, or at such other place as Landlord may designate from time to time in writing: 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203, Attn: Chief Financial Officer. Tenant’s obligation for Fixed Rent shall accrue as of the Lease Commencement Date. Fixed Rent shall be paid by automatic bank transfer or such other commercially reasonable method elected by Tenant and reasonably acceptable to Landlord. If the Lease Commencement Date occurs on a day other than the first day of the month, the first monthly installment of Fixed Rent shall be prorated based on the number of calendar days in such month included in the Initial Term as compared to the total number of days in such calendar month, and be payable on the Lease Commencement Date along with the monthly Fixed Rent payment for the first full calendar month of the Initial Term.

(b) Additional Rent. All other payments due under this Lease, including, but not limited to, the payment of Taxes, shall be and are hereby classified as “Additional Rent”. All payments of Additional Rent shall be payable without setoff or deduction at the time specified in this Lease, at the office of the Landlord at the address shown herein, or at such other place in the United States of America as Landlord may designate in writing from time to time.

(c) Sales, Franchise and Gross Receipts Taxes. Tenant shall pay to Landlord any and all state and local sales tax, use tax, franchise tax (including the Texas “margins tax”) and/or gross receipts tax imposed on any payment deemed to be Rent under this Lease or under the Laws and rules and regulations imposing such taxes. For the avoidance of doubt, Tenant will pay directly to Landlord all state and local sales tax, use tax, franchise tax and/or gross receipts tax within thirty (30) days after presentation of invoice or written direction of Landlord and Landlord will remit the same to the appropriate governmental entity.

(d) Late Charge. If Tenant fails to pay Rent within seven (7) Business Days after due, the amount unpaid will be subject to: (i) a late payment charge, as Additional Rent, of five percent (5%) of the unpaid amount (but in no event will the late payment charge exceed $20,000) plus applicable sales tax to cover Landlord’s additional administrative costs; and (ii) interest on all such unpaid sums (other than the late payment charge) which interest shall commence accruing on the payment due date at a per annum rate equal to the Default Rate. All payments will be applied to the oldest balance first then any other outstanding balance (including accrued late fees). Tenant’s obligation to pay late charges and interest pursuant to this Section will exist in addition to, and not in the place of, the other default provisions in this Lease.

Section 4.03. Monetary Obligations. Tenant shall pay and discharge all sums of money required to be paid or reimbursed by Tenant under this Lease to Landlord, to any party on behalf of Landlord, or to any Indemnified Party (“Monetary Obligations”). Tenant shall pay and discharge any Monetary Obligations when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s written demand for payment thereof (along with reasonable supporting evidence) is delivered to Tenant or, if later, when the same are due.

Section 4.04. Net Rental. The Fixed Rent shall be completely net rent to Landlord, and during the entire Lease Term of this Lease, including any Extension Term, Landlord shall have no cost, obligation, responsibility or liability whatsoever for repairing, maintaining, operating or owning the Property. The parties acknowledge and agree that Landlord would not enter into this Lease if the Rent described in this Lease were not absolutely net to Landlord or if Landlord were to incur any liability whatsoever, foreseen or unforeseen, with respect to the Property or any portion thereof, or Tenant’s exercise of any other of its rights under this Lease, except as expressly set forth otherwise in this Lease. Accordingly, Tenant shall pay all expenses, costs, taxes, fees and charges of any nature whatsoever arising in connection with or attributable to the Property, during the Lease Term of this Lease or in any manner whatsoever arising as a result of Tenant’s exercise of, or Landlord’s grant of, the rights described in this Lease, including, without limitation, all fees of Tenant’s consultants, intangible personal property taxes, ad valorem real estate taxes, assessments, sewer and water rents, rates and charges, Tenant’s accounting and attorney’s fees, costs of any financing obtained by Tenant, costs of any leasehold title insurance policy obtained by Tenant, utility charges and insurance premiums. Tenant shall pay all Rent and all other charges due under this Lease without notice or demand and without any deductions, set-offs, counterclaims, abatements, suspensions or defenses of any kind. It is the intention of the parties that the obligations of Tenant shall be separate and independent covenants, that the Rent, and all other charges payable by Tenant shall continue to be payable in all events, and that the obligations of Tenant shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease. Tenant shall pay and be responsible to Landlord for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Property in accordance with the terms of this Lease. Tenant waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Property or to any abatement, suspension, deferment, or reduction of the Rent, or any other charges under this Lease, subject to the express terms and conditions of this Lease.

Section 4.05. Accord and Satisfaction. No payment by Tenant or receipt by Landlord of an amount less than is due hereunder shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due by Tenant nor shall any endorsement or statement on any check or payment (or in any letter accompanying any check or payment) be deemed an accord and satisfaction (or payment in full), and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such amount or pursue any other remedy provided herein or otherwise available at law or in equity.

Section 4.06. Holdover. In the event that Tenant remains in possession of the Property after the expiration of this Lease without the written permission of Landlord, and without the execution of a new lease, Tenant shall be deemed occupying the Property as a tenant at sufferance only, at a rental rate equal to one hundred twenty-five percent (125%) of the Fixed Rent in effect upon the date of such expiration, together with the Additional Rent and any Monetary Obligations, subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to such tenancy. Acceptance by Landlord of Fixed Rent, Additional Rent or payment of any Monetary Obligations after such expiration shall not constitute a renewal of this Lease or permit Tenant to continue such holdover. The foregoing provisions of this Section 4.06 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Property upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold the Indemnified Parties harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of Tenant. Tenant (and, if Tenant is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all material respects as of the date of this Lease:

(a) Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the Laws of its state of formation and is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

(b) Enforceability. This Lease is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms, subject to principles of equity.

(c) Solvency. Tenant has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

(d) Compliance with Anti-Terrorism Laws. With respect to terrorism: (i) Tenant is not in violation of any Anti-Terrorism Law; (ii) Tenant is not, as of the date hereof: (a) to Tenant’s current actual, knowledge, conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Tenant nor any of its officers, Affiliates, directors, shareholders or members, or any lease guarantor, as applicable, is a Prohibited Person; and (iv) neither Tenant nor any holder of any direct or indirect equitable, legal or beneficial interest in Tenant is the subject of any Law blocking or prohibiting transactions with such person, including the USA Patriot Act. Without limiting the foregoing, Tenant does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria.

(e) Property Condition. Tenant has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Tenant’s purposes.

(f) Litigation. To Tenant’s current, actual knowledge, Tenant has not received written notice of any suits, actions, proceedings or investigations pending or threatened against the Tenant which would materially impact Tenant’s ability to perform its obligations under this Lease.

(g) Absence of Breaches or Defaults. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Tenant is a party or by which Tenant, the Property or any of Tenant’s property is subject or bound.

(h) Licenses and Permits. As of the Lease Commencement Date or within the applicable licensure filing period after the Lease Commencement Date under applicable laws and regulations, Tenant has applied for all licenses and permits needed to operate the Property for its current use, and Tenant will diligently pursue receipt of such licenses and permits.

Section 5.02. Representations and Warranties of Landlord. Landlord (and, if Landlord is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Tenant, is true in all in all material respects as of the date of this Lease:

(a) Organization, Authority and Status of Landlord. Landlord has been duly organized or formed, is validly existing and in good standing under the Laws of its state of formation and is qualified as a foreign corporation or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate or company action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Landlord is not, and if Landlord is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Landlord is duly authorized to do so.

(b) Enforceability. This Lease is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms, subject to principles of equity.

(c) Solvency. Landlord has not (1) made a general assignment for the benefit of creditors, (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (3) suffered the appointment of a receiver to take possession of all of substantially all of its assets, (4) suffered the attachment or other judicial seizure of all or substantially all of its assets, (5) admitted in writing its inability to pay its debts as they come due, or (6) made an offer of settlement, extension or composition to its creditors generally.

(d) Compliance with Anti-Terrorism Laws. With respect to terrorism: (i) Landlord is not in violation of any Anti-Terrorism Law; (ii) Landlord is not, as of the date hereof: (a) to Landlord’s current actual, knowledge, conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; (iii) neither Landlord nor any of its officers, Affiliates, directors, shareholders or members, or any lease guarantor, as applicable, is a Prohibited Person; and (iv) neither Landlord nor any holder of any direct or indirect equitable, legal or beneficial interest in Landlord is the subject of any Law blocking or prohibiting transactions with such person, including the USA Patriot Act. Without limiting the foregoing, Landlord does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities or any forbidden entity, including the governments of Cuba, Iran, North Korea, Myanmar and Syria.

(e) Absence of Breaches or Defaults. To the best of Landlord’s knowledge, the authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Landlord is a party or by which Landlord, the Property or any of Landlord’s property is subject or bound.

(f) Property Condition.

(i)	Landlord has fee simple title to the Property and, to Landlord’s actual knowledge, there are no liens or encumbrances on the Property other than Permitted Encumbrances;

(ii)

Except for that certain investigation of LRMC by federal officials relating to the origination and underwriting of a loan insured by the Federal Housing Administration as described in that certain Civil Investigative Demand from the Department of Justice dated February 12, 2016 and that certain Subpoena from the Department of Housing and Urban Development dated March 1, 2016, which has been disclosed to Tenant and does not involve Landlord (the “LRMC Investigation”), Landlord has not received written notice of violation or alleged violation of any Laws with respect to the Property;

(iii)

To Landlord’s actual knowledge, Landlord has not receive written notice of any condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting the Property or any portion thereof or interest therein;

(iv)

Except for the LRMC Investigation and the lawsuit against LRMC brought by Lake Travis Transitional LTCH, LLC in the 345th Judicial District Court of Travis County, Texas (Cause No. D-1-GN-12-000983), to Landlord’s knowledge, there is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or threatened, relating to the ownership, lease, use or occupancy of the Property or any portion thereof;

(v)

Landlord has not received written notice from any governmental authority or other entity having jurisdiction over the Property threatening a suspension, revocation, modification or cancellation of any certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of underwriters, associations or any other entity having jurisdiction over the Property that are required or appropriate to use or occupy the Property. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost, in obtaining any consents or approvals to the transfer of any Real Property Permits to the extent required;

(vi)

Landlord has not received any written notice of violation of any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting the Property;

(vii)

Except for the proposed increase by Travis Central Appraisal District in the assessed value of the Property in connection with 2016 ad valorem taxes as reflected in the notice of value a copy of which Landlord has delivered to Tenant prior to the date of this Lease, there is no pending or, to Landlord’s knowledge, threatened increase or special assessment or reassessment of any Taxes for the Property;

(viii)

Except as shown in Landlord’s title insurance policy, Landlord has not leased or otherwise granted to any person the right to use or occupy the Property or any portion thereof, other than the Prior Lease which has been terminated as of the date of this Lease;

(ix)	To Landlord’s knowledge, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Property or any portion thereof or interest therein;

(x)	Landlord has not received written notice that the Property is not in compliance with all Environmental Laws;

(xi)	Landlord has not stored, disposed of or arranged for disposal of any Hazardous Substance or Regulated Substances on the Property, except in compliance with applicable Environmental Laws;

(xii)

To the best of Landlord’s knowledge, there is no pending or threatened claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance, Regulated Substances or USTs at any location which is or has been owned, leased or operated by Landlord or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law (collectively, an “Environmental Claim”);

(xiii)

To Landlord’s knowledge, during the period Landlord has owned the Property and, to the knowledge of Landlord, prior to such ownership, there have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substance or Regulated Substances, that could form the basis of any violation of any Environmental Law by Landlord or Tenant, and Landlord does not know of any such actions, activities, circumstances, conditions, events or incidents prior to Landlord’ ownership of the Property; and

(xiv)

Except as disclosed in that certain Phase I Environmental Site Assessment dated November 12, 2014 prepared by EMG, there are no (i) USTs located on the Property; (ii) collection dumps, pits, and disposal facilities or surface impoundments located on the Property; (iii) asbestos contained in or forming part of any facility of the Property; and (iv) PCBs used or stored on the Property.

As used in this Section 5.02, the phrases “to Landlord’s knowledge,” “to the best of Landlord’s knowledge” and words of similar import mean the actual knowledge of the current executive officers of MedEquities Realty Trust, Inc. without any duty of inquiry or investigation.

ARTICLE 6

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. From and after the Lease Commencement Date and throughout the balance of the Lease Term, Tenant shall pay all Taxes directly to the appropriate assessing authority when the same become due and payable (but in no event later than the date when the Taxes would become delinquent). If requested by Landlord, Tenant shall deliver to Landlord any real estate tax bill relating to the Property or any part thereof received by Tenant. If requested by Tenant, Landlord shall deliver to Tenant any real estate tax bill relating to the Property or any part thereof received by Landlord. “Taxes” shall mean the aggregate amount of ad valorem real estate and personal property taxes and any installments of special assessments levied, assessed or imposed upon the Property due and payable in the applicable calendar year and the Texas “margins tax” imposed on Landlord as a result of the Rent received by Landlord under this Lease. If because of any change in law relating to the taxation of real estate, any other tax, assessment or surcharge of any kind or nature is imposed upon, against or with respect to the occupancy, rents or income therefrom, either in lieu of, in substitution for or in addition to any of the foregoing Taxes, such other tax, assessment or surcharge (which shall be measured as if the Property, as the case may be, were the only asset of Landlord or such owner) shall be deemed part of Taxes. Tenant shall furnish to Landlord within thirty (30) days after Landlord’s written request, receipts for the payment of any Taxes or other evidence reasonably satisfactory to Landlord that such payment has been made. In addition, Tenant shall furnish to Landlord, annually throughout the Lease Term promptly following Landlord’s written request therefor, a certificate of Tenant (executed by a duly authorized officer of Tenant) stating that all Taxes have been paid to date. In the event a refund of Taxes is obtained and actually paid to Landlord, Landlord shall credit an appropriate portion thereof (after deducting any unrecouped, out-of-pocket and reasonable expenses incurred by Landlord in connection with obtaining such refund) to the next installment(s) of Rent. If such refund is received after the end of the Lease Term and relates to periods during the Lease Term, Landlord shall remit such refund to Tenant within thirty (30) days after receipt. This provision shall survive the expiration or earlier termination of this Lease.

(b) Income Taxes. There shall be excluded from the calculation of Taxes all of Landlord’s income taxes, excess profit taxes, franchise taxes (other than the Texas “margins tax”), capital gains taxes, or estate, succession, inheritance and transfer taxes.

(c) Tax Contests. Landlord and Tenant shall each have the right to participate in all negotiations pertaining to tax assessments. Landlord shall have the right to contest the validity or the amount of any tax or assessment levied against the Property by such proceedings as may be appropriate, and may defer payment of such obligations, pay the same under protest, or take such other steps as Landlord may deem appropriate. In the event Landlord institutes proceedings to contest the validity of the amount of any tax or assessment levied against the Property, Tenant agrees to reasonably cooperate in such proceedings. Tenant may, at its option and at its sole cost, participate in the institution and prosecution of any such proceedings initiated by Landlord. In addition to the right of Tenant to participate with Landlord pursuant to the foregoing, Landlord hereby grants to Tenant, and Tenant shall have, the right to contest the amount and/or validity of any Taxes, or to seek a reduction in the valuation of the Property (or any part thereof) for purposes of Taxes (a “Tax Appeal”). Landlord shall permit a Tax Appeal to be brought in Landlord’s name if requested by Tenant, and Landlord shall reasonably cooperate with Tenant in pursuing such Tax Appeal, provided all costs thereof shall be borne by Tenant. In no event, however, shall any Tax Appeal be permitted if the Property is at risk of or subject to loss or forfeiture as a result of such Tax Appeal, and the party pursuing any proceedings shall take all steps necessary to assure that no loss or forfeiture can result.

Section 6.02. Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. If Tenant defaults in the payment of any such charges, Landlord may, at its option, after giving Tenant written notice and Tenant fails to cure such default within ten (10) Business Days, pay such charges on behalf of Tenant, in which event Tenant shall reimburse Landlord therefor within thirty (30) days after Landlord provides Tenant with a notice and reasonable supporting evidence thereof, and all such sums shall be deemed Additional Rent hereunder. Landlord shall under no circumstances be liable to Tenant in damages or otherwise for failure or interruption in any service, including, electricity, water, gas, heat, telecommunication services, including telephone, sewer service or air-conditioning caused by any reason whatsoever, including the making of any repairs or improvements to the Property, except to the extent caused by the negligence or willful misconduct of Landlord or any Indemnified Parties.

Section 6.03. Insurance.

(a) Without limiting the liabilities or indemnification obligations of Tenant, Tenant shall, at its sole cost and expense, during the Lease Term of this Lease, maintain such minimum insurance, including property and casualty insurance with extended coverage endorsement on the Property, in amounts not less than those specified below. Such insurance shall be obtained from an insurance company, or companies, having an A.M. Best’s rating of A- VIII or better (or such lesser rating if reasonably acceptable to Landlord), and authorized to do business in the state where Property is located. Tenant may elect to satisfy its obligations under this section 6.03 by self-insuring (through a captive insurance entity or other self-insurance mechanism, in each case complying with applicable law). To the extent Tenant self-insures, it shall provide Landlord no less often than semi-annually, and within thirty (30) days of receipt, with a copy of a letter issued by Tenant’s actuary confirming its most recent actuarial review of such self-insurance and claims for the most recent period, substantially in the form attached hereto as Schedule 6.03 or in other form reasonably acceptable to Landlord. If Tenant fails or is unable to provide such letter on a semi-annual basis and does not cure such failure within the notice and cure periods set forth in this Lease, and otherwise fails to provide alternative documentation of the financial condition of Tenant’s self-insurance program reasonably satisfactory to Landlord (Landlord agreeing that, for such purposes, Landlord will accept documentation that the healthcare system in which Tenant is a member [the holding company of such healthcare system being, as of the date of this Lease, Baylor Scott & White Holdings] has a consolidated net worth determined in accordance with GAAP of at least $50,000,000 as set forth in the annual consolidated audited financial statements of such system), then Tenant’s right to self-insurance as herein provided shall terminate and be of no further force or effect until such time that Tenant provides such letter or other documentation as herein required. Tenant covenants and agrees that it will be financially responsible for all insurance coverage required under this Lease that is satisfied by self-insurance.

(b) Tenant shall, at Tenant’s sole cost and expense, cause to be issued and shall maintain during the entire Lease Term of this Lease:

(i) Property Insurance. All risk property insurance including, but not limited to, Flood, Earthquake, Wind & Hail (including Named Storm), insuring all real property, boilers, machinery, equipment, personal property, trade fixtures and improvements in the Property. Such insurance shall include an endorsement for building ordinance/demolition/increased cost of construction. Such insurance shall, at all times, be maintained in an amount equal to the full replacement cost of the Property as reasonably determined by Landlord and Tenant in good faith periodically (but in no event more frequently than annually). Such insurance shall, at all times, also be maintained in the full replacement cost of the Personalty as reasonably determined by Tenant. As used herein, the term “full replacement cost” shall mean coverage for the actual replacement cost of the Property and shall be determined by Tenant and Landlord in good faith; provided, however, that if Landlord and Tenant cannot so agree, then as determined by an appraiser, engineer, architect or contractor on behalf of Landlord and Tenant, at Tenant’s sole cost and expense, but Tenant shall be obligated to pay for such appraiser, engineer, architect or contractor no more often than once every five (5) years unless Tenant requests the redetermination; otherwise, Landlord shall pay for such appraiser, engineer, architect or contractor if Landlord requests the redetermination in such five (5) year period. The term “full replacement cost” shall also mean coverage for the actual replacement cost of the Personalty. Upon written request by Tenant, Landlord will provide Tenant with information in its possession or control, if applicable, which is reasonably necessary to establish the value of the Property or any portion thereof. Such insurance shall at all times be payable to Landlord and Tenant as their interest may appear, naming Landlord as a Loss Payee, and shall contain a Mortgagee/Lenders Loss Payable clause to the holder of any Mortgage or loan to which this Lease is subject and subordinate pursuant to Section 13.02 below;

(ii) Business Income Interruption Insurance. Tenant shall at all times keep in effect business interruption insurance with a Loss Payable endorsement in favor of Landlord in an amount at least sufficient to cover each of the following for the period of the next succeeding twelve (12) months following the occurrence of the business interruption:

(a) The aggregate of the cost of all Taxes and assessments due for such twelve (12) month period;

(b) The cost of all insurance premiums for insurance required to be carried by Tenant for such twelve (12) month period;

(c) The aggregate of the amount of the monthly Fixed Rent for such twelve (12) month period; and

(d) The aggregate cost of all utilities and other operating expenses which amount of coverage shall be determined by the average cost of such utilities and other operating expenses for the prior twelve (12) month period.

All proceeds of any business interruption insurance with respect to the coverages referenced above shall be applied, first, to the payment of any and all Fixed Rent payments for such twelve (12) month period; second, to the payment of any Taxes and assessments and insurance premium costs due during such twelve (12) month period; third, to all necessary repairing, rebuilding, restoring or replacing as required by the pertinent provisions of this Lease; and, thereafter, any remaining balance of such proceeds shall be paid over to Tenant.

(iii) Commercial General Liability Insurance. Commercial general liability insurance covering liability and defense cost including, but not limited to, that arising from premises, operations, products-completed operations, property damage, personal injury, advertising injury, and broad form contractual liability, such insurance to afford protection with limits of not less than Two Million and 00/100 Dollars ($2,000,000) per each occurrence and Five Million and 00/100 Dollars ($5,000,000) general aggregate; and an excess or umbrella liability policy of not less than Ten Million and 00/100 Dollars ($10,000,000.00) per each occurrence and general aggregate;

(iv) Healthcare Professional Liability Insurance. Healthcare Professional Liability insurance with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per each occurrence and Three Million and 00/100 Dollars ($3,000,000.00) general aggregate and an excess or umbrella liability policy of not less than Ten Million and 00/100 Dollars ($10,000,000.00) per each occurrence and general aggregate. Coverage may be on an Occurrence or Claims Made basis. If coverage is on a Claims Made basis, in the event the policy is cancelled or not renewed, tail coverage will be purchased by Tenant for a minimum equal to the applicable statute of limitations or new coverage will include retro date of the prior policy;

(v) Automobile Liability Insurance. Automobile Liability insurance not less than $1,000,000 per occurrence covering all owned, hired and non-owned vehicles;

(vi) Workers’ Compensation Insurance. Workers’ Compensation insurance or other similar insurance which may be required by any Governmental Authority or applicable Legal Requirements in an amount not less than the minimum required by law. In the alternative to traditional workers’ compensation in the State of Texas, Tenant may be a responsible nonsubscriber and shall have an established employee injury benefit plan applicable to the employees of Tenant;

(vii) Employer’s Liability Insurance. Employer’s Liability Insurance limits shall not be less than One Million Dollars ($1,000,000) per accident and One Million Dollars ($1,000,000) per employee for disease claims; and

(viii) Environmental/Pollution Liability Insurance. Environmental/pollution liability insurance limits shall not be less than Five Million Dollars ($5,000,000) per occurrence.

(ix) Additional System-Wide Insurance. If there is any additional and/or other insurance carried by Tenant or 50% or more of its Affiliates that operate acute care hospitals of similar size and scope of services as Tenant with respect to liability and property of such Tenant or such Affiliates at other locations (including as part of a system-wide insurance program) or if any such coverage carried by Tenant or 50% or more of its Affiliates that operate acute care hospitals of similar size and scope of services as Tenant have higher coverage limits (including as part of such a system-wide insurance program), then such additional and/or other insurance and higher coverage limits shall be added to the coverages carried with respect to the Landlord and the Property (such new coverage limits being the greater of (i) the limits carried by Tenant, or (ii) the median of the limits carried on the acute care hospitals operated by such Affiliates of similar size and scope of services as Tenant), without the need for any action by Landlord, but Tenant agrees to provide Landlord with information as to such coverages promptly when requested by Landlord.

(c) Insurance Requirements. All policies of insurance shall:

(i) provide, except for Workers’ Compensation, that they are carried in favor of Landlord and Landlord’s Lender as an additional insured, and any loss shall be payable as therein provided;

(ii) specifically cover the liability assumed by Tenant under this Lease;

(iii) be on the most current ISO or comparable form;

(v) provide that they shall not be canceled, terminated, reduced or materially modified without at least thirty (30) days prior written notice to Landlord;

(vi) provide a standard mortgagee clause in favor of any Lender; and

(vii) provide a waiver of subrogation against Landlord, its affiliates, subsidiaries, and parent, as well as the officers, directors, employees, and agents of all such entities on the policies required to be carried in this Section 6.03 unless such endorsement is prohibited by law or regulation or not commercially available; and

(viii) provide that they are being issued on a primary, non-contributory basis, and with respect to any then applicable umbrella or “excess coverage” policy or any then applicable self-insurance, such shall specifically provide that it is primary vis-a-vis any insurance policies carried by Landlord or any of Landlord’s Affiliates

(d) Evidence of Insurance. An original Certificate of Insurance for all insurance policies required by this Section shall be delivered to Landlord at least five (5) days prior to the Lease Commencement Date and replacement Certificates of Insurance no later than fifteen (15) days after renewal of each such policy. Tenant’s obligation to carry the insurance required herein may be satisfied by coverage under a so-called “blanket policy” or policies of insurance. If Tenant elects to do so, (i) all insurance certificates provided by Tenant to Landlord shall reflect that Landlord and Tenant have been afforded coverage specifically with respect to the Property, and (ii) such blanket policies shall otherwise comply with the requirements set forth in this Lease. In addition, notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to provide the insurance required of Tenant under this Lease on a self-insured or retained basis, subject to the confirmation letter requirement set forth in Section 6.03(a) above. If Tenant elects to self-insure, the rights and remedies of Landlord against Tenant shall be no less than the rights and remedies Landlord would have in the event Tenant had maintained the insurance required under this Lease with third-party carriers.

(e) Proceeds Deposited with Landlord. In the event the amount of any casualty insurance proceeds exceeds Five Million and No/100 Dollars ($5,000,000.00), such insurance proceeds as may be paid to Tenant and Landlord shall be deposited with Landlord to be held and disbursed for the repairing, rebuilding, restoring or replacing of the Property or any portion thereof, or any improvements from time to time situated thereon or therein subject to the pertinent provisions of, and in accordance with the provisions of, this Lease; any proceeds less than Five Million and No/100 Dollars ($5,000,000.00) shall be paid to Tenant to be applied by Tenant in accordance with the provisions of this Lease. No such sums shall be disbursed by Landlord toward such repairing, rebuilding, restoring or replacing unless it shall be first made to appear to the reasonable satisfaction of Landlord that the amount of money necessary to provide for any such repairing, rebuilding, restoring or replacing (according to any plans or specifications which may be adopted therefor) in excess of the amount received from any such insurance policies has been expended or provided by Tenant for such repairing, rebuilding, restoring or replacing, and that the amount received from such insurance policies is sufficient to complete such work. In the event there is any amount required in excess of the amount received from such insurance policies, Tenant shall pay or deposit such excess funds with Landlord so that the total amount available will be sufficient to complete such repairing, rebuilding, restoring or replacing in accordance with the provisions of this Lease and any plans and specifications submitted in connection therewith, free from any liens or encumbrances of any kind whatsoever and the funds held by Landlord shall be disbursed only upon presentment of architect’s or general contractor’s certificates, waivers of lien, contractor’s sworn statements, and other evidence of cost and payments as may be reasonably required by Landlord. This Section 6.03(e) is subject to Article 11 below.

(f) Failure to Procure Insurance. In the event Tenant shall fail to procure such insurance after Landlord provides Tenant written notice of such failure and Tenant fails to cure such default within three (3) Business Days, Landlord may, at its option, procure such policies for the account of Tenant, and the actual cost thereof shall be paid by Tenant to Landlord within thirty (30) days after demand and delivery to Tenant of bills therefor. This paragraph shall not be deemed to be a waiver of Tenant’s default for failure to provide the insurance required under this Lease or of any of Landlord’s rights and remedies under any other provision of this Lease.

(g) Waiver of Subrogation. LANDLORD, TENANT AND ALL PARTIES CLAIMING UNDER THEM, EACH WAIVES ANY CLAIM IT MIGHT HAVE AGAINST THE OTHER FOR ANY LOSS TO THE EXTENT THE SAME IS INSURED AGAINST UNDER ANY INSURANCE POLICY THAT COVERS THE

PROPERTY, LANDLORD’S OR TENANT’S FIXTURES, PERSONAL PROPERTY, LEASEHOLD IMPROVEMENTS, OR BUSINESS, OR IS REQUIRED TO BE INSURED AGAINST UNDER THE TERMS HEREOF, REGARDLESS OF WHETHER THE NEGLIGENCE OF THE OTHER PARTY CAUSED SUCH LOSS; PROVIDED, THE PROVISIONS OF THIS PARAGRAPH SHALL NOT PREVENT AN ACTION BY OTHER PARTY FOR THE AMOUNT OF ANY COMMERCIALLY REASONABLE DEDUCTIBLE. EACH PARTY SHALL CAUSE ITS INSURANCE CARRIER TO ENDORSE ALL APPLICABLE POLICIES WAIVING THE CARRIER’S RIGHTS OF RECOVERY UNDER SUBROGATION OR OTHERWISE AGAINST THE OTHER PARTY. LANDLORD AND TENANT ACKNOWLEDGE AND AGREE THAT THE PROVISIONS OF THIS SECTION WAIVE CLAIMS BASED ON THE NEGLIGENCE OF LANDLORD, TENANT AND ALL PARTIES CLAIMING UNDER THEM. THE PROVISIONS OF THIS SECTION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS LEASE.

(h) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance in accordance with this Lease; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any others entitled thereto in accordance with this Lease certificates of insurance evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event any insurance policy required to be maintained by Tenant hereunder contains any breach of warranty provisions, Tenant shall not cause any violations of the policy warranties, declarations or conditions in such policy; and (vi) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any sums expended by Landlord in procuring such insurance shall be a Monetary Obligation (and not Rent) and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant within thirty (30) after written demand therefor by Landlord (along with reasonable supporting evidence).

ARTICLE 7

MAINTENANCE; ALTERATIONS

Section 7.01. Maintenance and Repair.

(a) Tenant Maintenance and Repair. Tenant shall, at all times during the Lease Term and at its own cost and expense, maintain the Property (including the heating, plumbing and electrical systems and the structural components of any building and the roof of any building) and keep them in good condition and repair and free from actual or constructive waste and shall use all reasonable precautions to prevent damage, or injury to the Property. The

Tenant shall provide for its own janitorial, lawn maintenance and pest control services. Subject to Article 11 below, Tenant shall, at its sole cost and expense, be responsible for the repair or reconstruction of any buildings, structures or improvements erected on the Property damaged or destroyed by Casualty; subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any buildings, structures erected on the Property. Any repairs or replacements of permanent improvements on the Property shall be Landlord’s property upon installation and may not be removed by Tenant, subject to Section 7.02. Tenant’s work, repairs and replacements shall be performed and installed free and clear of liens and encumbrances. Tenant shall promptly replace any glass which may be broken or damaged with glass of like kind or quality. Tenant shall surrender the Property at the expiration of the term in substantially the same condition as when received, ordinary wear and tear excepted. Tenant will promptly notify Landlord when it becomes aware that any material repairs or replacements to permanent improvements on the Property need to be made. In the event that any repairs or replacements require that a building permit or other governmental authorization be obtained, then the same provisions that govern the requirements for alterations shall govern the repairs and replacements, including, but not limited to, the provisions requiring that the plans and specifications comply in all material respects with all applicable Laws, Legal Requirements, governmental regulations and building codes. Tenant will repair promptly at its own expense, any damage to the Property caused by bringing into the Property any property for Tenant’s use, or by the installation, use or removal of such property, regardless of fault or by whom such damage shall be caused, except to the extent caused by the negligence or willful conduct of Landlord, its agents, employees or contractors. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect.

(b) Tenant’s Failure to Maintain and Repair. In the event Tenant, after written notice from Landlord, shall not proceed promptly and diligently, within sixty (60) days from the date of such written notice (except in the event of emergency repairs, for which Landlord may act immediately after notice if Tenant fails to make such emergency repairs), to make any repairs or perform any obligation imposed upon it by this Lease, then in such event Landlord may, at its option, enter the Property and do and perform the things specified in said notice, without liability on the part of Landlord for any loss or damage resulting from any such action by Landlord (except to the extent such loss or damage is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors), and Tenant agrees to pay within thirty (30) days after written demand (along with reasonable supporting evidence) any actual and reasonable cost or expense incurred by Landlord in taking such action and all such costs and expenses shall be deemed Additional Rent hereunder.

(c) HVAC, Appliances and Equipment. Tenant shall cause to be performed the monthly maintenance and the repair and replacement, as necessary, of all HVAC systems or units. Tenant shall cause to be performed the monthly maintenance and repair of appliances and equipment that serve the Property. If requested by Landlord, Tenant shall provide Landlord with a copy of any contract with third-party maintenance contractors obtained by Tenant in connection with its obligations under this subparagraph. The cost of all contracts which Tenant is required to maintain under this paragraph shall be borne by Tenant. In addition, Tenant shall keep accurate books and records and maintenance logs as to any and all repairs and replacements that have been performed with respect to the systems, appliances and equipment serving the Property. Copies of all such maintenance logs and records shall be delivered to Landlord within a reasonable time after Landlord’s written request.

Section 7.02. Alterations and Improvements.

(a) Alterations. Except for Permitted Alterations (as hereinafter defined), Tenant shall not make any alterations, additions or improvements to the Property or any part thereof, without obtaining Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. Any alterations, additions or improvements made by Tenant shall immediately become the property of Landlord and shall remain upon the Property in the absence of an agreement to the contrary. Tenant shall have the right to install on the Property such equipment, trade fixtures, and machinery as, in Tenant’s reasonable opinion, are reasonably necessary for Tenant to conduct its business in the Permitted Facility. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be entitled to from time to time do any of the following without first obtaining Landlord’s prior written consent ( “Permitted Alterations”): remodel the interior of the Improvements and/or the exterior appearance of the Improvements or make any additions, alterations, improvements or other modifications to the Improvements that, on an individual basis, is anticipated to cost less than $1,000,000.00. Any alterations with a cost that exceeds or is reasonably expected to exceed $1,000,000.00 shall require the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall be required to provide written notice to Landlord of any alterations, whether Permitted Alterations or not. To the extent Landlord desires that any additions, alterations, improvements or other modifications be removed from the Property upon expiration or termination of the Term, whether or not Landlord’s approval is otherwise required as to such additions, alterations, improvements or other modifications, within fifteen (15) Business Days after receipt of notice of such alterations, Landlord shall notify Tenant in writing whether Landlord desires such alterations to remain or be removed by Tenant at its sole cost and expense prior to Tenant’s vacation of the Property. Any improvements or alterations made by Tenant without Landlord sending such determination shall not be required to be removed by Tenant, provided that Tenant has given Landlord written notice of such improvements or alterations as required by this subparagraph.

(b) Requirements for Alterations. Any and all alterations and improvements made to the Property by Tenant hereunder shall be made at Tenant’s sole cost and expense. Any alterations or improvements made to the Property by Tenant hereunder which require Landlord’s approval shall be subject to the following requirements (and any other condition or requirement that Landlord reasonably deems necessary or desirable to ensure that any alterations or improvements made to the Property conform in Landlord’s reasonable opinion to the general quality and nature of the existing improvements):

(i) The building material to be used in the construction of any improvements must be new;

(ii) No change or alteration in structural design of the building on the Property shall be made unless and until approved in writing by Landlord;

(iii) The plans and specifications for the improvements must comply in all material respects with all applicable Laws, Legal Requirements, governmental regulations and building codes;

(iv) Prior to construction, Tenant will deliver to Landlord a complete set of plans and specifications for the proposed improvements, for Landlord’s approval, to the extent Tenant obtains the same and if Tenant does not obtain a complete set of plans and specifications, Tenant will deliver such information as Landlord may reasonably request describing the work to be performed to the extent in Tenant’s possession; and

(v) Tenant shall obtain, or require the contractor to furnish, in connection with all construction work, Builder’s Risk insurance for the full estimated value of the proposed improvements and worker’s compensation insurance in amounts required by law.

Section 7.03. Cleaning Property. Tenant shall: (i) use, maintain and occupy the Property in a careful, safe, proper and lawful manner, keep the appurtenances, including adjoining areas and sidewalks, in a clean and safe condition, and promptly clean any debris from said sidewalks and areas contiguous to said Property during the Lease Term of this Lease at its own expense; (ii) keep the inside and outside of all glass in the doors and windows or the Property clean; (iii) maintain the Property at its own expense in a clean, orderly and sanitary condition, free of insects, rodents, vermin and trash, rubbish and other refuse; (iv) keep refuse in proper containers and arrange for the removal of all refuse from the Property; and (v) maintain all landscaping in good condition.

Section 7.04. Signage. Tenant shall have the right to place, suffer to be placed, or maintain (and modify) any sign, billboard, marquee, awning, decoration, placard, lettering, or advertising on the exterior of the Property or on the glass or any window or door of the Property, without first obtaining Landlord’s written approval thereof. Tenant further agrees that any sign, billboard, marquee, awning, decoration, placard, lettering or advertising matter or other such Tenant installation of any kind shall be in compliance with all applicable Laws, Legal Requirements and regulations and shall be maintained by Tenant in good condition and repair at all times. If any such sign is installed, Tenant shall pay any and all taxes relating thereto and all illumination costs thereof, if any, and obtain all necessary permits or approvals for such sign. Upon the expiration or earlier termination of this Lease, Tenant shall remove all such signage that Landlord may request be removed, and repair all damage caused thereby. The provisions of this Section 7.04 shall survive termination of this Lease.

Section 7.05. Compliance with Law. Tenant shall comply with all Laws, Legal Requirements, rules, regulations, orders, directions and requirements of all governmental departments, bodies, bureaus, agencies and officers, and with all reasonable rules, directions, requirements and recommendations of the local board of fire underwriters and other fire insurance rating organizations for the area in which the Property is situated, pertaining to the Property or the use and occupancy thereof. If Tenant proposes to undertake alterations or improvements to the Property, which would trigger a requirement under the Americans With Disabilities Act or comparable state or local Laws or regulations (the “Disabilities Laws”) to conduct additional improvements, alterations or other changes to the Property in order for the Property to be in compliance with the Disabilities Laws, Tenant, at its sole expense, shall make such improvements, alterations or changes to the Property. In the event Tenant shall fail or neglect to comply with any of the aforesaid Laws, Legal Requirements rules, regulations, orders, directions, requirements or recommendations, Landlord or its agents may enter the Property and take all such action and do all such work in or to said Property as may be reasonably necessary in order to comply with such Laws, Legal Requirements, rules, regulations, after Landlord provides Tenant written notice of such failure and Tenant fails to commence to cure such default within fifteen (15) Business Days (subject to Tenant’s right to contest the same), and Tenant shall reimburse Landlord within thirty (30) days after written demand (along with reasonable supporting evidence) for the actual and reasonable expense incurred by Landlord in taking such action and performing such work. Notwithstanding any provision of this Lease to the contrary, Tenant shall not be required, nor shall Landlord have the right, to pay, discharge or remove any Taxes, assessment, levy, fee, charge, lien or encumbrance, or to comply with any Laws applicable to the Property or the use thereof, as long as Tenant is in good faith contesting the existence, amount or validity thereof by appropriate proceedings which shall prevent the collection of or other realization upon the Taxes, assessment, levy, fee, Rent, charge, lien or encumbrance so contested, and which also shall prevent the sale, forfeiture or loss of the Property.

Section 7.06. No Liens. Landlord’s fee estate interest in the Property shall not be subject to liens or improvements made by Tenant and Tenant shall have no power or authority to create any lien or permit any lien to attach to the fee estate, reversion or other estate of Landlord in the Property or any improvements of which the Property is a part. All contractors, artisans, mechanics and laborers and other persons supplying materials or labor or contracting with Tenant with respect to the Property or any part thereof, or any party entitled to claim a lien under the Laws of the state where the Property is located (whether same shall proceed in law or in equity) are hereby charged with notice that they shall look solely to Tenant to secure payment of any amounts due for work done or material furnished to Tenant relating to the Property, or for any other purpose during the Lease Term of this Lease.

Tenant shall indemnify Landlord against any loss or expenses incurred as a result of the assertion of any such lien arising by, through or under Tenant, and Tenant covenants and agrees to transfer any claimed or asserted lien to a bond or such other security as may be permitted by law or otherwise cause the same to be released within thirty (30) days after the assertion of any such lien or claim of lien. In the event Tenant fails to transfer such lien to bond or other security or otherwise release the same within such thirty (30) day period then, in addition to its other remedies specified in this Lease, Landlord shall have the right to discharge the lien or to transfer the lien claimed to bond or other security permitted by law and in any such event Tenant shall pay all costs so incurred by Landlord within thirty (30) days after demand therefor (along with reasonable supporting evidence thereof). The memorandum of this Lease shall constitute notice to all persons furnishing designs, labor, materials or services to the Property in connection with Tenant’s improvement(s) thereof of the provisions of this Section.

ARTICLE 8

USE OF THE PROPERTY; COMPLIANCE

Section 8.01. Use of Property. During the Lease Term, the Property demised hereunder may be used and occupied by Tenant for and as an acute care hospital and for all related uses and/or purposes permitted by Laws. Tenant shall at all times maintain in good standing and in full force and effect all the licenses, certifications and provider agreements issued by the Texas Department of State Health Services and any other applicable state or federal governmental agencies, permitting the operation of the Property as used by Tenant. Tenant will not knowingly suffer any act to be done or any condition to exist on the Property or any portion thereof which is unlawful.

Section 8.02. Reserved.

Section 8.03. Licenses. Tenant shall keep the Property equipped with all safety appliances required by law or ordinance or any other regulation of any public authority because of any use made by Tenant. Tenant shall procure all licenses and permits required by Tenant to conduct its business and shall keep in effect all accreditations, including, but not limited to, joint commission accreditations which are necessary to conduct its business. Landlord, at no expense to Landlord, shall cooperate with Tenant in order for Tenant to obtain any such licenses or permits.

Section 8.04. Compliance. Tenant’s use and occupation of the Property, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record that constitute Permitted Encumbrances, and any obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record that constitute Permitted Encumbrances, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect with respect to Tenant’s use and occupancy.

Section 8.05. Environmental Matters.

(a) Reserved

(b) Compliance with Environmental Laws. Tenant covenants and warrants that Tenant and Tenant’s use and Tenant’s Operations on the Property will at all times comply with and conform to all Environmental Laws, including without limitation, those Environmental Laws which relate to the Handling of any Waste on or about the Property. Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(i) The Property and Tenant shall not be in violation of any Remediation required by any Governmental Authority. Tenant shall not be in violation of any investigation or inquiry by any Governmental Authority.

(1) All Tenant’s Operations on or of the Property shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(2) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(3) There shall be no Hazardous Materials, Regulated Substances, USTs brought in, on or under the Property in connection with Tenant’s Operations, except in Permitted Amounts and the USTs identified in the Phase 1 Environmental Site Assessment of Lakeway Regional Medical Center prepared by EMG dated November 12, 2014.

(4) Tenant shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens arising as a result of Tenant’s Operations

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant and to satisfy any one or more of the covenants set forth in subsections (1) through (4) above provided that Tenant shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

(c) Right of Entry/Compliance Inspections. Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) with reasonable prior notice to inspect and monitor the Property and Tenant’s Operations on the Property and to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord, and any other Person designated by Landlord. Any such assessment or investigation shall be at Landlord’s sole cost and expense. Landlord shall use commercially reasonable efforts to minimize any disruption or interference with Tenant’s use and operation of the Property in connection with such inspections.

(d) Inspections. At its sole cost and expense, Tenant shall have the Property inspected if required by any Environmental Law for seepage, spillage and other environmental concerns. Tenant shall maintain and monitor USTs in accordance with all Environmental Laws. Within a reasonable time after any inspections, Tenant shall provide Landlord with written certified results of all inspections performed on the Property. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, required by Environmental Law during the Lease Term shall be paid by Tenant. All inspections and tests performed on the Property shall be in compliance with all Environmental Laws.

(e) UST Compliance. Tenant shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding USTs, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Tenant shall promptly notify Landlord, in writing, of (A) the presence on or under the Property, or the Release from any USTs on, above or under the Property, of any Hazardous Materials or Regulated Substances, apparent or real, of which Tenant has notice or is aware; and (B) any and all enforcement, clean up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property. Upon any such Release from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Tenant shall promptly remedy such situation in accordance with all Environmental Laws. Should Tenant fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Landlord shall be permitted to take such actions in its sole but reasonable discretion to remedy such situation after Landlord provides Tenant written notice of such failure and Tenant fails to commence to cure such default within fifteen (15) Business Days or to pursue such cure to completion using reasonable diligence (subject to Tenant’s right to contest the same), and all reasonable and actual Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Tenant.

(f) Notice to Landlord. Promptly upon receipt of any Notice from any party, Tenant shall deliver to Landlord a true, correct and complete copy of any written Notice or a true, correct, and complete report of any non-written Notice.

(g) Remediation. In the event (a) of any Notice; or (b) if Tenant has caused, suffered or permitted, directly or indirectly, any Spill or Environmental Condition on or about the Property; or (c) if any Spill or Environmental Condition has occurred on or about the Property or otherwise affecting the Property, then Tenant shall promptly take all of the following actions, at its sole cost and expense, and without limiting any other provision of this Lease:

(i) notify Landlord, as provided in Subsection (f), above;

(ii) effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment.

(iii) promptly commence and diligently pursue all steps necessary or desirable to clean up any such Spill and any contamination related to the Spill or to remediate or abate such Environmental Condition as required by Environmental Laws;

(iv) promptly provide Landlord with copies of all reports, data, proposals, test results or analyses, assessment or remediation plans relating to such incidents;

(v) reasonably cooperate with Landlord with respect to any such incident, including permitting Landlord to monitor and inspect all activities pursuant to subparagraphs (ii) - (iv) above.

(h) Should Tenant fail to undertake such Remediation in accordance with the preceding sentence, Landlord, after written notice to Tenant and Tenant’s failure to commence to undertake such Remediation within thirty (30) days or such shorter period of time as may be required by any Governmental Authority (subject to Tenant’s right to contest the same) or to pursue such cure to completion with reasonable diligence, shall be permitted to complete such Remediation and cure such failure, and all reasonable and actual Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be a Monetary Obligation hereunder (and not Rent) and shall be due from Tenant to Landlord within thirty (30) days after written demand (along with reasonable supporting evidence).

(i) Tenant’s Indemnification of Landlord for Environmental Matters. Tenant hereby agrees that it will indemnify, defend, save and hold harmless the Indemnified Parties against and from, and to reimburse the Indemnified Parties with respect to, any and all damages, claims, liabilities, loss, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, whether in court, out of court, in bankruptcy or administrative proceedings or on appeal), penalties, or fines, incurred by or asserted against the Indemnified Parties by reason or arising out of: (a) the breach of any representation or undertaking of Tenant under this Article 8; or (b) arising out of the Spill or Handling of any Waste by Tenant or any subtenant, licensee, concessionaire, manager, or other party occupying or using the Property, or affecting the Property as a result of Tenant’s Operations on the Property; or (c) arising out of any Notice, Spill or Environmental Condition or any other contamination governed by the terms of this Section, including without limitation, (i) any loss, cost, expense, claim, or liability arising out of any investigation, monitoring, clean-up, containment, removal, storage, or restoration work required by or on behalf of, or incurred by or on behalf of Landlord, and (ii) any claims of third parties for loss, injury, expense, or damage of any kind or nature arising out of any Environmental Condition, Spill or Handling of any Waste on, under, in, above, to, or from the Property in connection with the foregoing.

(j) Survival of Covenants, Representations and Warranties and Indemnities. Notwithstanding anything in this Lease to the contrary, the covenants, representations, warranties, indemnities and undertakings of Tenant set forth in this Section shall survive the expiration or termination of this Lease regardless of the method of expiration or termination of this Lease.

(k) Surrender/Lease Net of Environmental Risk to Landlord. As a material inducement to Landlord to enter into this Lease, Tenant has agreed to assume all responsibility and cost of any kind associated with or arising out of any Notice, Environmental Condition or Spill or any other contamination on or about the Property arising out of or in connection with Tenant’s use or Tenant’s Operations at the Property, to indemnify the Indemnified Parties against all such hazards as provided in Subsection (i), above, and fully to comply with the terms and conditions of provisions of this Section.

(1) Installation. Tenant shall not install any fueling facilities, gas/propane tanks, underground or above ground storage tanks, vaults, sumps, hydraulic lifts or any kind or nature, without the prior written consent of Landlord which may be withheld in Landlord’s sole discretion.

(m) Definitions in Connection with Environmental Matters.

(i) “Environmental Condition” shall mean any noncompliance on or about the Property with any Environmental Law (as hereinafter defined).

(ii) “Environmental Law” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment, public health, safety, or worker protection, or to the Handling (as hereinafter defined), emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials or wastes, including without limitation petroleum products, into the environment including, without limitation, ambient air, surface water, ground water, or land.

(iii) “Handling” shall mean use, treatment, storage, manufacture, processing, distribution, transport, placement, handling, discharge, generation, production or disposal.

(iv) “Indemnified Parties” means Landlord, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, Lender and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

(v) “Tenant’s Operations” shall mean the use or occupancy of the Property by Tenant, and any subtenant, licensee, manager, concessionaire of Tenant, commencing on or about the date of this Lease and through the Lease Term of this Lease including all extensions or renewals thereof.

(vi) “Notice” shall mean any notice or report, whether oral or written, of any the following:

(1) any Releases or Threatened Releases in, on, under or from the Property, or migrating towards the Property;

(2) any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting the Handling of any Waste (as hereinafter defined) on or about the Property relating to Tenant’s use and Operations on the Property;

(3) any Spill (as hereinafter defined) or Environmental Condition on or about the Property relating to Tenant’s Operations on the Property;

(4) any dispute relating to Tenant’s or any other party’s Handling of any Waste, Spill or Environmental Condition on or about the Property relating to Tenant’s use and Operations on the Property;

(5) any claims by or against any insurer related to or arising out of any Waste, Spill or Environmental Condition on or about the Property relating to Tenant’s use and Operations on the Property;

(6) any recommendations or requirements of any governmental or regulatory authority, or insurer relating to any Handling of Waste, Spill, or Environmental Condition on or about the Property relating to Tenant’s use and Operations on the Property;

(7) any actual or potential Environmental Lien;

(8) any non-compliance with any Environmental Laws related relating to Tenant’s use and Tenant’s Operations on the Property;

(9) any Legal Requirement or deficiency related to the Handling of Waste, Spill or Environmental Condition relating to Tenant’s use and Tenant’s Operations on the Property; or

(10) any written notice which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or USTs, or Remediation thereof at the Property, violation of any Environmental Law relating to the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(vii) “Spill” shall mean any spill, contamination, discharge, leakage, release or escape of any Waste in or affecting the Property, whether sudden or gradual, accidental or anticipated, or of any other nature or manner that have or will occur during Tenant’s use and Operations on the Property.

(viii) “Waste” shall mean any contaminant, pollutant, chemical, petroleum product, propane, waste, waste product, radioactive waste, poly-chlorinated biphenyls, asbestos, hazardous or toxic substance, contaminant, pollutant, material, substance, or waste of any kind, and any substance, which is regulated by any Environmental Law.

ARTICLE 9

ADDITIONAL COVENANTS

Section 9.01. Reserved.

Section 9.02. Inspection and Access. Tenant shall permit Landlord, its agents, employees and contractors to enter the Property and all parts thereof at all reasonable times after reasonable prior written notice to Tenant to inspect the Property, show the Property to prospective purchasers or Lenders of the Property and to carry out any provision or provisions of this Lease. Except to the extent of any negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry. For the period of six (6) months prior to the expiration of the Lease Term of this Lease, Landlord shall have the right to display on the exterior of the Property a sign indicating that the Property is available for rent. During such period, Landlord may show the Property and all parts thereof to prospective tenants upon prior reasonable notice to Tenant.

Landlord acknowledges that Tenant may be subject to the provisions of the Health Insurance Portability and Accountability Act of 1996 and related regulations (“HIPAA”), and that HIPAA requires Tenant to ensure the safety and confidentiality of patient medical records. Landlord further acknowledges that, in order for Tenant to comply with HIPAA, Tenant must restrict access to the portions of the Property where patient medical records are kept or stored. Landlord hereby agrees that, notwithstanding the rights granted to Landlord pursuant to this Lease, except for an emergency entry into the Property taken pursuant to this Lease or when accompanied by an authorized representative of Tenant, and then only in compliance with HIPAA and all other applicable Laws, neither Landlord nor its employees, agents, representatives or contractors shall be permitted to enter those areas of the Property designated by Tenant as locations where patient medical records are kept and/or stored or such other areas required to be secured by Tenant pursuant to HIPAA or other Applicable Laws.

Section 9.03. Reserved.

Section 9.04. Anti-Terrorism Laws. Upon receipt of notice or upon actual knowledge thereof, Tenant or Landlord shall immediately notify the other party in writing if any Person owning (directly or indirectly) any interest in Tenant or Landlord (as the case may be), or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or Interests are subject to being blocked under any of the Anti-Terrorism Laws, or is otherwise in violation of any of the Anti-Terrorism Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Subordination and Estoppel Certificates.

(a) Subordination. Subject to Tenant’s receipt of an SNDA pursuant to the provisions of Section 13.02, this Lease will be subordinate to all current or future mortgages and liens upon the Property or any part thereof by the Landlord or its successors, including purchasers or transferees, and any and all renewals, modifications, and extensions thereof. It is specifically understood and agreed by the parties hereto that this agreement and all rights, privileges, and benefits hereunder are and shall be at all times subordinate to the lien of any and all Mortgages and the accompanying documents executed by the Landlord on behalf of the Property but subject, however, to the terms of Section 13.03. Other than the delivery of a fully enforceable SNDA pursuant to Section 13.02, no further instruments of subordination shall be necessary, but Tenant hereby agrees to execute, at the Landlord’s request and expense, any customary and reasonable instrument which the Landlord or any Lender may deem necessary or desirable to effect the subordination of this Lease to any such Mortgage.

(b) Estoppel Certificate. Tenant agrees that at any time, and from time to time at reasonable intervals, within fifteen (15) Business Days after written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord or an assignee, purchaser or lender designated by Landlord, a writing ratifying this Lease and certifying, among other things, to the current, actual knowledge (without personal liability) of Tenant as of the applicable date:

(i) that Tenant has entered into occupancy of the Property;

(ii) that this Lease is in full force and effect, and has not been assigned, modified, supplemented or amended in any way (or if there has been an assignment, modification, supplement or amendment, identifying the same);

(iii) that this Lease represents the entire agreement between Landlord and Tenant;

(iv) the date of the commencement and expiration of the Lease Term;

(v) that all conditions under this Lease to be performed by Landlord have been satisfied (or specifying those conditions unsatisfied);

(vi) that no default exists in the performance or observance of any term, covenant or condition of this Lease and that there are no defenses or offsets in connection therewith (or specifying any claimed default or defense); and

(vii) any other information reasonably requested by Landlord, a perspective purchaser, transferee or any Lender, as the case may be.

Tenant shall also certify such other matters as Landlord shall reasonably request. Landlord shall execute and deliver a similar instrument to Tenant or its designees upon request by Tenant.

ARTICLE 10

RELEASE AND INDEMNIFICATION

Section 10.01. Limit on Liability and Indemnity.

(a) Release of Landlord. To the maximum extent permitted by law, Tenant agrees to use and occupy the Property at its own risk, and hereby (for itself and all persons claiming under, by or through Tenant) releases Landlord, its agents, servants, contractors and employees, from any and all claims, costs, fines, Losses, suits, actions, liabilities, damages and expense whatsoever (including all Attorneys’ Fees), interest, penalties, causes of action and expenses and demands of every kind resulting from any accident, damage or injury occurring therein, except to the extent arising due to the negligence or willful misconduct of Landlord, its agents, employees or contractors. Tenant expressly covenants and agrees that Landlord shall not be responsible or liable to Tenant for any loss of, or damage or injury to, inventory, fixtures, improvements, materials or any other property of Tenant, or for defects in workmanship or for improper design or construction of any alterations or improvements approved by Landlord, or for any other loss or damage from any source whatsoever, except to the extent such injury, loss, or damage is due to the negligence or willful misconduct of Landlord, its agents, employees or contractors. Anything in this Section to the contrary notwithstanding, Landlord shall have no liability whatsoever for any loss, injury or damages suffered by Tenant to the extent such loss, injury or damage may be covered by applicable insurance policies, nor shall Landlord have any liability whatsoever for consequential damages suffered by Tenant. All Personalty which may be upon the Property during the Lease Term hereof shall be at and upon the sole risk and responsibility of Tenant.

(b) Indemnity by Tenant. Tenant hereby agrees to defend, indemnify, and hold Landlord and the Indemnified Parties harmless from and against any cost, damage, claim, Losses, liability, cause of action, suit or expense (including Attorneys’ Fees) incurred by or claimed against Landlord or any of the Indemnified Parties, directly or indirectly, which is occasioned by or results from (i) any default or Event of Default by Tenant under this Lease, (ii) negligence or willful misconduct on the part of Tenant, its agents, employees or contractors, or (iii) Tenant’s use and occupancy of the Property or the conduct of Tenant’s business at the Property. Any such cost, damage, claim, liability, or expense incurred by Landlord or the Indemnified Parties for which Tenant is obligated to reimburse Landlord or the Indemnified Parties shall be deemed Additional Rent due and payable within thirty (30) days of Landlord’s written demand therefor (along with reasonable supporting evidence).

(c) Indemnity by Landlord. Landlord hereby agrees to defend, indemnify, and hold Tenant and the Indemnified Parties harmless from and against any cost, damage, claim, Losses, liability, cause of action, suit or expense (including Attorneys’ Fees) incurred by or claimed against Tenant or any of the Indemnified Parties, directly or indirectly, which is occasioned by or results from (i) any default by Landlord under this Lease, or (ii) negligence or willful misconduct on the part of Landlord, its agents, employees or contractors. Any such cost, damage, claim, liability, or expense incurred by Tenant or the Indemnified Parties for which Landlord is obligated to reimburse Tenant or the Indemnified Parties shall be due and payable within thirty (30) days of Tenant’s written demand therefor (along with reasonable supporting evidence).

(d) Anything to the contrary notwithstanding, under no circumstances shall any personal liability attach to or be imposed upon any partners, officers, directors, managers, members, agents or employees of Landlord or Tenant. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, (I) IN NO EVENT SHALL TENANT OR LANDLORD BE LIABLE FOR CONSEQUENTIAL, SPECULATIVE, TREBLE, SPECIAL, OR PUNITIVE DAMAGES, AND (II) THE PARTIES HERETO HEREBY AGREE THAT THEIR RESPECTIVE REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO DIRECT AND PROXIMATE DAMAGES.

(e) Survival. The terms and provisions of this Section 10.01 shall survive termination or expiration of this Lease.

ARTICLE 11

CONDEMNATION AND CASUALTY

Section 11.01. Notification. After Tenant becomes aware or receives notice thereof, Tenant shall promptly give Landlord written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to any of the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Partial Condemnation or Casualty. In the event of a Partial Condemnation or a Casualty:

(a) Net Awards. The Net Awards from any Partial Condemnation shall be paid to Landlord with respect to its fee estate in the Property and to Tenant with respect to its leasehold estate in the Property and Tenant’s Personalty, subject to the terms of Section 11.02(d)(ii); and the Net Awards from any Partial Casualty shall be paid in accordance with the terms of Sections 6.03(e), 11.02(c) and 11.02(d)(ii).

(b) Election To Continue or Terminate Lease. Landlord and Tenant shall each have the option in the event of a Material Casualty (as hereinafter defined) and/or in the event of a Material Partial Condemnation (as hereinafter defined) (i) to terminate this Lease with respect to the Property, by notifying the other party in writing within thirty (30) days after Tenant gives Landlord notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) to continue this Lease in effect, which election shall be evidenced by either a notice from Landlord to Tenant or Tenant to Landlord (as the case may be), or Landlord’s or Tenant’s (as the case may be) failure to notify the other in writing that Landlord or Tenant (as the case may be) has elected to terminate this Lease with respect to the Property within such thirty (30) day period. As used herein, (i) a “Material Casualty” shall mean a Casualty which (A) causes damage to the Property to an extent that more than 365 days will be required to repair or rebuild the Property from commencement of such repair or rebuilding, as reasonably estimated by a qualified contractor reasonably selected by Tenant, (B) occurs during the last year of the Lease Term and reasonably prevents Tenant’s operation in 10% or more of the floor area of the Improvements for more than thirty (30) days, or (C) causes damage to the Property in excess of thirty-five percent (35%) of the replacement cost of the Improvements, as reasonably estimated by a qualified contractor reasonably selected by mutual agreement of Landlord and Tenant, acting reasonably; and (ii) a “Material Partial Condemnation” shall mean a Partial Condemnation that (A) involves the taking of more than ten percent (10%) of the parking spaces servicing the Property, excluding any spaces which can be relocated on the Property, or involves the taking of less parking spaces but the Tenant’s continued operation of the Property constitutes a violation of applicable laws after such Partial Condemnation as a result of such taking which cannot be corrected by the construction of additional spaces on the Property; (B) involves the taking of any material portion of the floor area of the then existing primary building constituting a part of the Improvements, (C) has a material adverse effect on access to the Improvements which cannot be reasonably remedied by the construction of alternate routes of access, or (D) causes damage to the Property to an extent that more than 365 days will be required to repair or rebuild the Property from commencement of such repair or rebuilding, as reasonably estimated by a qualified contractor reasonably selected by mutual agreement of Landlord and Tenant, acting reasonably. Tenant shall have a period of sixty (60) days after receipt of Landlord’s notice to terminate referenced above during which to elect, despite such Landlord notice of termination, to continue this Lease with respect to the Property on the terms herein provided.

(c) No Continuance of Lease. If Landlord elects to terminate and Tenant does not elect to continue this Lease with respect to the Property or shall fail during such sixty (60) day period to notify Landlord of Tenant’s intent to continue this Lease with respect to the Property, then this Lease shall terminate with respect to the Property as of the last day of the month during which such sixty (60) day period expired; and if Tenant elects to terminate, then this Lease shall terminate as of the day that Tenant gave its notice to terminate. Tenant shall vacate and surrender such Property by the applicable termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Tenant’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to the Property and Tenant’s obligations to pay Rent and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to the Property prior to the date of termination shall survive such termination. In such event, Landlord may retain Net Awards related to the Partial Condemnation with respect to its fee estate in the Property and Tenant may retain Net Awards related to the Partial Condemnation with respect to its leasehold estate in the Property and Tenant’s Personalty, and the Net Award related to any Partial Casualty shall be paid to Landlord, except to the extent relating to Tenant’s Personalty, and except for any part of the Net Award specifically for Tenant’s business interruption and other amounts or losses incurred by Tenant, including moving and relocation costs.

(d) Continuance of Lease. If neither Landlord or Tenant elects to terminate this Lease, or if Landlord elects to terminate this Lease with respect to such Property but Tenant elects to continue this Lease with respect to the Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rent and other Monetary Obligations due under this Lease shall continue unabated, except that the same shall be (A) equitably pro-rated based on the portion of the Property impacted by a Partial Condemnation, if applicable, and (B) reduced by any amount of insurance proceeds received by Landlord in compensation of the loss of rent suffered by Landlord as a result of such Casualty.

(ii) Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs, and that Tenant has complied with the terms of Article 7 in connection with the restoration) and subject to the terms of Section 6.03(e), Landlord shall promptly make available an amount up to but not exceeding the amount of any Net Award (after deducting all Costs incidental to the collection of the Net Award) received by Landlord with respect to such Partial Condemnation or Casualty but only after all of the Net Award received by Tenant has been first applied to pay such costs of restoration. Landlord shall be entitled to keep any portion of the Net Award received by Landlord under Section 11.02(a) above, which may be in excess of the cost of restoration paid or reimbursed by Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have to bear any additional Costs for such restoration in excess of the Net Awards received by Tenant and any additional amount which Landlord, at its option, agrees to contribute.

Section 11.03. Total Condemnation. In the event of a Total Condemnation of the Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder with respect to the Property shall cease as of the date of the Total Condemnation, except to the extent the same expressly survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Fixed Rent for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. The Net Awards shall be paid to Landlord with respect to its fee estate in the Property and to Tenant with respect to its leasehold estate in the Property and Tenant’s Personalty.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Fixed Rent or any other Monetary Obligation payable hereunder. Except as provided below, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, Tenant will, at its own cost and expense and pursuant to the provisions of Article 7, promptly commence and complete restoration of such Property; provided, however, that in no event shall Tenant be obligated to expend sums greater than the Net Awards received by Tenant from such Temporary Taking and any other amount, if any, which Landlord at its option elects to contribute.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord and Tenant in good faith.

Section 11.06. Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property). Unless this Lease is terminated in accordance with Section 11.02, Tenant shall repair or rebuild the Improvements to a condition as good or better than immediately prior to the Casualty; provided, however, Tenant shall not have to bear any additional Costs for such restoration in excess of the Net Awards received by Tenant and such other amounts, if any, which Landlord at its option may elect to contribute.

Section 11.07. Tenant Awards and Payments. Notwithstanding any provision contained in this Article 11, Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any Personalty owned by Tenant, any insurance proceeds with respect to any Personalty owned by Tenant, the interruption of its business and moving expenses.

ARTICLE 12

DEFAULT, REMEDIES AND MEASURE OF DAMAGES

Section 12.01. Event of Default. The following acts or events shall be deemed to be an event of default on the part of Tenant under this Lease (each, an “Event of Default”):

(a) The failure of Tenant to pay when due any payment of Rent, Additional Rent, Monetary Obligations, or any part thereof, or any other sum or sums of money due or payable to Landlord under the provisions of this Lease, and such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant as to Fixed Rent and thirty (30) days after written notice thereof from Landlord to Tenant as to all other payment obligations;

(b) The failure of Tenant to perform, or the violation by Tenant of, any of the covenants, terms, conditions or provisions of this Lease, if such failure or violation shall not be cured within thirty (30) days after written notice thereof by Landlord to Tenant; provided, if any such failure cannot reasonably be cured within thirty (30) days then Tenant shall not be deemed to be in default if Tenant commences to cure such failure within said thirty (30) days and for as long as Tenant is diligently prosecuting the cure thereof;

(c) The levying of a writ of execution or attachment on or against all or substantially all of the property of Tenant which is not discharged or stayed by action of Tenant contesting same, within ninety (90) days after such levy or attachment (provided if the stay is vacated or ended, this paragraph shall again apply);

(d) Tenant shall become insolvent, or shall make a fraudulent transfer with respect to creditors or shall make all assignment for the benefit of creditors;

(e) If proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or involuntary dissolution of Tenant for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of all or substantially all of the property of Tenant and said proceedings are not dismissed and any receiver, trustee or liquidator appointed therein is not discharged within ninety (90) days after the institution of said proceedings; or

(f) The sale of any interest of Tenant in the Property or portion thereof under a writ of execution or other legal process.

(g) The default beyond applicable notice and cure periods by Tenant under an SNDA entered into by Tenant, Landlord and Landlord’s Lender pursuant to Section 13.02 below.

(h) The default of Guarantor under its guaranty of this Lease.

Section 12.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Property to Landlord on the date specified in such notice; and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Property and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b) terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value (discounted at a rate equal to the then issued treasury bill having a maturity approximately equal to the remaining Lease Term of this Lease had such default not occurred) of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the Lease Term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Property for the same period as reasonably determined by Landlord, plus (iii) the costs of recovering the Property, and all other reasonable expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c) to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord and to seize all Personalty upon the Property which Tenant owns or in which it has an interest, and, at Landlord’s election, to dispose thereof in accordance with the Laws prevailing at the time and place of such seizure or to remove all or any portion of such Personalty and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d) without terminating this Lease, and without notice to Tenant, Landlord may terminate Tenant’s right of possession of the Property and, in its own name, but as agent for Tenant enter into and take possession of the Property and re-let the Property, or any portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Property or any part thereof except to the extent required by applicable law which cannot legally be waived by Tenant). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the Lease Term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(e) allow the Property to remain unoccupied (so long as Landlord satisfies any duty established by applicable law which cannot legally be waived by Tenant to mitigate its damages) and collect Rent from Tenant as it becomes due; and/or

(f) pursue such other remedies as are available at law or in equity.

In the event Landlord elects either to terminate this Lease or to terminate Tenant’s right to possession of the Property upon the occurrence of an Event of Default, then Tenant covenants and agrees that it will reasonably cooperate with Landlord to facilitate an orderly transition to a new operator of the Permitted Facility.

Section 12.03. Landlord’s Option to Cure. If: (i) Tenant defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant and fails to cure the same after applicable notice and cure periods; or (ii) Tenant defaults in the making of payment to any third party, or doing any act required to be made or done by Tenant for or on behalf of said third party relating to the Property, and fails to cure the same after applicable notice and cure periods, then Landlord may, but shall not be required to, make such payment or do such act, and charge the amount of the actual and reasonable expense thereof, if made or done by Landlord, with interest thereon at the Default Rate, from the date paid by Landlord to the date of payment thereof by Tenant. Such payment and interest shall constitute Additional Rent hereunder due and payable thirty (30) days after written demand is delivered by Landlord to Tenant (along with reasonable supporting evidence); but the making of such payment or the taking of such action by Landlord shall not operate to cure such default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

Section 12.04. No Election. No reentry or retaking possession of the Property by Landlord shall be construed as an election on its part to terminate this Lease, unless a written notice of such intention be given to Tenant, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Fixed Rent, Additional Rent or other monies due to Landlord hereunder or of any damages accruing to Landlord by reason of the violations of the terms, provisions and covenants herein contained. Landlord’s acceptance of Fixed Rent or Additional Rent or other monies following any Event of Default hereunder shall not be construed as Landlord’s waiver of such Event of Default. No forbearance by Landlord of action upon any violation or breach of any of the terms, provisions, and covenants herein contained shall be deemed or construed to constitute a waiver of the terms, provisions, and covenants herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of any other violation or default. Legal actions to recover for loss or damage that Landlord may suffer by reason of termination of this Lease or the deficiency from any reletting as provided for above shall include the expense of repossession or reletting, including brokerage commissions, and any repairs or remodeling undertaken by Landlord following repossession. The remedies of Landlord are cumulative.

Section 12.05. Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds, (a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) to the maximum extent permitted by applicable law, any obligation of Landlord to relet the Property or to mitigate its damages.

Section 12.06. Counterclaim Waiver. THE PARTIES HERETO SHALL, AND THEY HEREBY DO, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE PROPERTY, AND/OR CLAIM OF INJURY OR DAMAGE. FURTHERMORE, TENANT AND LANDLORD EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY

AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF THE OTHER PARTY OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER OF EACH PARTY OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 12.07. Attorneys’ Fees. In the event it shall become necessary for a party at any time to institute or defend any legal action or proceedings of any nature for the enforcement of, or as regards this Lease, or any of the provisions hereof, or any of a party’s statutory or common law rights as concern the other party, or to employ an attorney therefor, the non-prevailing party agrees to pay all court costs and all of the prevailing party’s Attorneys’ Fees and Costs.

Section 12.08. Landlord’s Default. In the event of any alleged default in the obligations of Landlord under this Lease or the failure by Landlord to perform or observe any of the other terms, covenants, conditions, agreements or provisions of this Lease that require performance by Landlord, Tenant will deliver to Landlord written notice listing the reasons for Landlord’s default, and Landlord will have thirty (30) days following receipt of such notice to dispute such allegations or to cure such alleged default or, in the event the alleged default cannot reasonably be cured within a thirty (30) day period, to commence action to cure such alleged default, provided Landlord diligently pursues such cure to completion. If Landlord responds and disputes such alleged default, and Tenant prevails in a proceeding against Landlord based on Tenant’s allegation, Tenant shall have all rights at law and in equity with respect to any Landlord default under this Lease, including, without limitation, (i) the remedy of specific performance, (ii) an action for damages, including reasonable and actual attorneys’ fees, accountants’ fees, consultants’ fees, court costs and interest, and (iii) the right to cure such default on Landlord’s behalf and at Landlord’s sole cost and expense.

ARTICLE 13

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Landlord’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF LANDLORD’S FEE ESTATE IN THE PROPERTY, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 13.02. Subordination. Subject to and conditioned on Tenant’s receipt of an SNDA, this Lease at all times shall automatically be subordinate to the lien of any and all

Mortgages now or hereafter placed upon any of the Property by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such Mortgages as shall be desired by Landlord, or any present or proposed Lenders under trust deeds, upon the condition that Tenant shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default by Tenant shall have occurred and be continuing under the Lease. Landlord agrees to provide Tenant with a SNDA executed by each Lender holding a mortgage, and Tenant agrees to promptly execute and return such SNDA to Landlord.

Section 13.03. Election To Declare Lease Superior. If any Lender, receiver or other secured party elects to have this Lease and the interest of Tenant hereunder, be superior to any Mortgage and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such Lender, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such Lender, receiver or other secured party.

Section 13.04. Tenant’s Attornment. Tenant covenants and agrees that, if by reason of a default upon the part of Landlord herein in the performance of any of the terms and conditions of any Mortgage, and the estate of Landlord thereunder is terminated by summary dispossession proceedings or otherwise, Tenant will attorn to the then Lender or the purchaser in such foreclosure proceedings, as the case may be, and will recognize such Lender or such purchaser as the Landlord under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any Lender or the purchaser in foreclosure proceedings, any instrument which may be reasonably necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Property in the event any such proceedings are brought against Landlord under such Mortgage or by any Lender, and agrees that this Lease shall not be affected in any way whatsoever by any such proceedings.

Section 13.05. Landlord’s Financing. Each Lender shall be entitled to the following from and after Tenant’s receipt of notice of the name and address of, and an SNDA from, the applicable Lender:

(a) Prior to Tenant exercising any remedy as a result of a default by Landlord under this Lease, Tenant shall send to Lender at its address as provided in writing to Tenant by Landlord written notice of such default. Lender shall have thirty (30) days after delivery of the written notice from Tenant within which to cure or remove the default, and if the default cannot with diligence be cured within the 30 day period (other than a monetary default which shall be cured within thirty (30) days), then Lender shall have a reasonable time thereafter to effect such cure, provided that Lender promptly commences to cure the same and thereafter pursues the curing of the default with diligence, but in any event cures such default within one hundred twenty (120) days after the notice of default. Notwithstanding any other provision of this Lease,

Tenant shall not terminate this Lease due to Landlord’s default unless Tenant shall have first given a copy of the written notice of default to Lender and unless Lender shall have failed to cure or remove, or cause to be cured or removed, the default, within the time required by this Section; provided, however, that this sentence shall not limit Tenant’s right to pursue all other rights and remedies against Landlord.

(b) Tenant will accept performance by Lender of any covenant, agreement or obligation of Landlord contained in this Lease with the same effect as though performed by Landlord, and Landlord hereby consents to Tenant accepting such performance by Lender.

(c) If this Lease is terminated for any reason, including, but not limited to any termination as a result of default by Landlord under this Lease following Lender’s failure to cure such default as permitted in this Section 13.05 (other than a monetary default), but not including termination as a result of a monetary Event of Default, or in the event of the rejection or disaffirmance of this Lease pursuant to bankruptcy laws or other laws affecting creditors’ rights, Tenant will enter into a new lease of the Property with Lender, or any party designated by the Lender, within thirty (30) days after the request of Lender referred to below; provided, however, that all monetary defaults under this Lease shall have been cured and Lender shall pay all amounts owed by Landlord as they become due in accordance with this Lease and shall have cured all other defaults which such Lender is reasonably able to cure. The new lease shall be effective as of the date of termination, rejection or disaffirmance of this Lease and shall be upon the same terms and provisions contained in this Lease (including the amount of the Rent and other sums due from Tenant hereunder). In order to obtain a new lease, Lender must make a written request to Tenant for the new lease within thirty (30) days after Lender is notified of the effective date of termination, rejection or disaffirmance of the Lease, as the case may be, and the written request must be accompanied by a copy of the new lease, duly executed and acknowledged by Lender or the party designated by Lender as landlord. In addition, Lender shall have cured all defaults under the Lease that can be cured by the payment of money or which Lender is reasonably able to cure, and shall have paid, as the same has become due, to Tenant all sums that would have been due and payable by Landlord under this Lease but for the rejection, disaffirmance or termination. If Lender, or the party so designated by the Lender, shall have entered into a new lease with Tenant pursuant to this Section, then any default under this Lease that cannot be cured by the payment of money or which cannot reasonably be cured by Lender shall be deemed cured. Any new lease made pursuant to this Section shall be senior and superior to any other encumbrances on the Property except for Permitted Encumbrances and except for future liens subject to the terms of Section 13.02. Lender’s rights under this Section are in addition to, and not limited by, Lender’s right to cure. The provisions of this Section are a separate and independent contract made by Tenant and Lender.

(d) If Tenant has given Lender notice of Landlord’s default and Lender desires to cure Landlord’s default but is unable to do so while Landlord is in possession of the Property (other than any monetary default), or if Tenant has elected to terminate this Lease and Lender desires to obtain a new lease but has not yet acquired Landlord’s leasehold interest in this Lease, then Lender shall have the right to postpone the specified date for effecting a cure of this Lease (provided, nothing herein shall extend the time period for curing a monetary default) or obtaining a new lease for a period reasonably sufficient to enable Lender or its designee to acquire

Landlord’s interest in this Lease by foreclosure of its lien in the Property or otherwise, but not to exceed a period of ninety (90) days from the date of the Postponement Notice (as hereinafter defined), as long as all monetary defaults have been cured within the time period provided herein and Lender pays Tenant any sums due under this Lease as they become due during the postponement. Lender shall exercise the right to extend the cure period or the date for obtaining a new lease by giving Tenant notice (a “Postponement Notice”) prior to the last date that Lender would otherwise be entitled to elect a cure or obtain a new lease and by tendering to Tenant any charges or other sums then in default.

(e) If any lien in favor of Lender is in effect, Tenant will not accept a voluntary surrender of this Lease. If any such lien is in effect, the rent amount and the term of, this Lease shall not be modified or amended without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) The provisions of this Section are for the benefit of Lender and may be relied upon and shall be enforceable by Lender. Neither Lender nor any other holder or owner of the indebtedness secured by the lien of Lender or otherwise shall be liable upon the covenants, agreements or obligations of Landlord contained in this Lease, unless and until Lender or that holder or owner acquires the interest of Landlord.

(g) Nothing contained in this Section 13.05 shall be construed as a subordination of Tenant’s leasehold interest in the Property to any Lender. Tenant shall not be liable for the payment of the sum secured by any lien in favor of Lender, nor for any expenses in connection with the same, and Tenant shall not be required to take any affirmative action of any kind whatsoever with respect to such Lender except as otherwise provided in this Section. All costs and expenses incurred by Tenant in connection with any lien in favor of Lender, any dealings with a Lender or actions taken as a result of or in connection with this Section 13.05 shall be at the sole cost and expense of Landlord and shall be reimbursed to Tenant within thirty (30) days of Landlord’s receipt of request for reimbursement together with evidence of the costs incurred.

(h) This Section 13.05 shall in no event limit the obligation of Landlord to deliver an SNDA to Tenant pursuant to Section 13.02 above. This Section 13.05 and any SNDA delivered to Tenant shall be construed together, and no SNDA shall grant to the Lender any additional rights, notice, cure or grace periods other than those that are consistent with the rights set forth in this Section 13.05. In the event of any conflict between this Section 13.05 and any SNDA, this Section 13.05 shall control.

Section 13.06. Tenant’s Financing. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right during the Lease Term to subject Tenant’s leasehold interest in the Property to one or more mortgages, deeds of trust, assignments of lease, security agreements or other methods of financing or refinancing in connection with system-wide bonds issued by Baylor Scott & White Holdings (a “Leasehold Mortgage”), and as to which the holders of such bonds require leasehold mortgages on all or substantially all of the leasehold interests of issuer and its Affiliates with respect to leased acute care hospitals. Tenant shall not later than thirty (30) days after execution of the same notify Landlord in writing of the name and address of any Leasehold Mortgagee and deliver a true, accurate and complete copy of the Leasehold Mortgage. The holder of a Leasehold Mortgage (a “Leasehold Mortgagee”) shall be entitled to the following from and after Landlord’s receipt of notice of the applicable Leasehold Mortgage:

(a) Prior to Landlord exercising any remedy as a result of a default by Tenant under this Lease, Landlord shall send to Leasehold Mortgagee at its address as provided in writing to Landlord by Tenant written notice of such default. Leasehold Mortgagee shall have thirty (30) days after delivery of the written notice from Landlord within which to cure or remove the default, and if the default cannot with diligence be cured within the 30 day period (other than a monetary default which shall be cured within thirty (30) days), then Leasehold Mortgagee shall have a reasonable time thereafter to effect such cure, provided that Leasehold Mortgagee promptly commences to cure the same and thereafter pursues the curing of the default with diligence, but in any event cures such default within one hundred twenty (120) days after the notice of default. Notwithstanding any other provision of this Lease, Landlord shall not terminate this Lease due to Tenant’s default unless Landlord shall have first given a copy of the written notice of default to Leasehold Mortgagee and unless Leasehold Mortgagee shall have failed to cure or remove, or cause to be cured or removed, the default, within the time required by this Section; provided, however, that this sentence shall not limit Landlord’s right to pursue all other rights and remedies against Tenant.

(b) Landlord will accept performance by Leasehold Mortgagee of any covenant, agreement or obligation of Tenant contained in this Lease with the same effect as though performed by Tenant, and Tenant hereby consents to Landlord accepting such performance by Leasehold Mortgagee.

(c) If this Lease is terminated for any reason, including, but not limited to any termination as a result of default by Tenant under this Lease following Leasehold Mortgagee’s failure to cure such default as permitted in this Section 13.06 (other than a monetary default), but not including termination as a result of a monetary Event of Default, or in the event of the rejection or disaffirmance of this Lease pursuant to bankruptcy laws or other laws affecting creditors’ rights, Landlord will enter into a new lease of the Property with Leasehold Mortgagee, or any party designated by the Leasehold Mortgagee, within thirty (30) days after the request of Leasehold Mortgagee referred to below; provided, however, that all monetary defaults under this Lease shall have been cured and Leasehold Mortgagee shall pay all Rent and other amounts owed by Tenant as they become due in accordance with this Lease and shall have cured all other defaults which such Leasehold Mortgagee is reasonably able to cure. The new lease shall be effective as of the date of termination, rejection or disaffirmance of this Lease and shall be upon the same terms and provisions contained in this Lease (including the amount of the Rent and other sums due from Tenant hereunder). In order to obtain a new lease, Leasehold Mortgagee must make a written request to Landlord for the new lease within thirty (30) days after Leasehold Mortgagee is notified of the effective date of termination, rejection or disaffirmance of the Lease, as the case may be, and the written request must be accompanied by a copy of the new lease, duly executed and acknowledged by Leasehold Mortgagee or the party designated by Leasehold Mortgagee as tenant. In addition, Leasehold Mortgagee shall have cured all defaults under the Lease that can be cured by the payment of money or which Leasehold Mortgagee is reasonably able to cure, and shall have paid, as the same has become due, to Landlord all Rent and other sums that would have been due and payable by Tenant under this Lease but for the rejection, disaffirmance or termination. If Leasehold Mortgagee, or the party so designated by the Leasehold Mortgagee, shall have entered into a new lease with Landlord pursuant to this Section, then any default under this Lease that cannot be cured by the payment of money or which cannot reasonably be cured by Leasehold Mortgagee shall be deemed cured. Any new lease made pursuant to this Section shall be senior and superior to any other encumbrances on the Property except for Permitted Encumbrances and except for future liens subject to the terms of Section 13.02. Leasehold Mortgagee’s rights under this Section are in addition to, and not limited by, Leasehold Mortgagee’s right to cure. The provisions of this Section are a separate and independent contract made by Landlord and Leasehold Mortgagee. From the effective date of termination, rejection or disaffirmance of this Lease to the date of execution and delivery of such new lease or the expiration of the period during which Leasehold Mortgagee may make a request, Leasehold Mortgagee may, upon payment of the Rent and any other sums as may be due from Tenant, use and enjoy the leasehold estate created by this Lease in accordance with the terms of the Lease.

(d) If Landlord has given Leasehold Mortgagee notice of Tenant’s default and Leasehold Mortgagee desires to cure Tenant’s default but is unable to do so while Tenant is in possession of the Property (other than any monetary default), or if Landlord has elected to terminate this Lease and Leasehold Mortgagee desires to obtain a new lease but has not yet acquired Tenant’s leasehold interest in this Lease, then Leasehold Mortgagee shall have the right to postpone the specified date for effecting a cure of this Lease (provided, nothing herein shall extend the time period for curing a monetary default) or obtaining a new lease for a period reasonably sufficient to enable Leasehold Mortgagee or its designee to acquire Tenant’s interest in this Lease by foreclosure of its Leasehold Mortgage or otherwise, but not to exceed a period of ninety (90) days from the date of the Postponement Notice (as hereinafter defined), as long as all monetary defaults have been cured within the time period provided herein and Leasehold Mortgagee pays Landlord the Rent and any other sums due under this Lease as they become due during the postponement. Leasehold Mortgagee shall exercise the right to extend the cure period or the date for obtaining a new lease by giving Landlord notice (a “Postponement Notice”) prior to the last date that Leasehold Mortgagee would otherwise be entitled to elect a cure or obtain a new lease and by tendering to Landlord any Rent and other charges or other sums then in default.

(e) If any Leasehold Mortgage is in effect, Landlord will not accept a voluntary surrender of this Lease. If any Leasehold Mortgage is in effect, the rent amount and the term of, this Lease shall not be modified or amended without the prior written consent of Leasehold Mortgagee, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) The provisions of this Section are for the benefit of Leasehold Mortgagee and may be relied upon and shall be enforceable by Leasehold Mortgagee. Neither Leasehold

Mortgagee nor any other holder or owner of the indebtedness secured by the Leasehold Mortgage or otherwise shall be liable upon the covenants, agreements or obligations of Tenant contained in this Lease, unless and until Leasehold Mortgagee or that holder or owner acquires the interest of Tenant.

(g) Nothing contained in this Lease shall be construed as a subordination of Landlord’s fee interest in the Property to any Leasehold Mortgage. Upon the expiration or termination of this Lease, except as specifically otherwise provided in this Section, any Leasehold Mortgage of Tenant’s interest in the Property shall be null and void. Landlord shall not be liable for the payment of the sum secured by any Leasehold Mortgage, nor for any expenses in connection with the same, and Landlord shall not be required to take any affirmative action of any kind whatsoever with respect to such Leasehold Mortgage except as otherwise provided in this Section. All costs and expenses incurred by Landlord in connection with any Leasehold Mortgage, any dealings with a Leasehold Mortgagee or actions taken as a result of or in connection with this Section 13.06 shall be at the sole cost and expense of Tenant and shall be reimbursed to Landlord within thirty (30) days of Tenant’s receipt of request for reimbursement together with evidence of the costs incurred.

ARTICLE 14

ASSIGNMENT

Section 14.01. Assignment by Landlord. As a material inducement to Landlord’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Tenant hereby agrees that Landlord may, from time to time and at any time and without the consent of Tenant, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, refinancing, purchase or reacquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document, Landlord’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary or Affiliate) in order to maintain Landlord’s or any of its Affiliates’ status as a REIT. In the event of any such sale, transfer or assignment other than a security assignment by Landlord of its interest in this Lease and the Property, Landlord shall thereby be released from any obligations accruing hereunder as of and after the date of such transfer, and Tenant agrees to attorn to the successor in interest of Landlord following any such transfer of such interest either voluntarily or by operation of law, to recognize such successor as Landlord under this Lease, and look solely to such successor in interest of Landlord for the performance of such obligations. Landlord shall remain liable for any obligations of Landlord hereunder accruing prior to the date of the transfer of the Property by Landlord. Any security given by Tenant to secure the performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to its successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto. At the request of Landlord, Tenant will execute such documents confirming the sale, assignment or other transfer and such other agreements as Landlord may reasonably request, provided that the same do not increase the liabilities and obligations of Tenant hereunder.

Section 14.02. Transfer by Tenant .

(a) No Transfer. Except as otherwise expressly permitted by this Lease, Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, hypothecate, or otherwise encumber (collectively “Transfer”) all or any part of this Lease or any interest therein, and shall not sublet, franchise, change ownership or license (also included as a “Transfer”) all or any part of the Property, without first obtaining the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. In the event of a Transfer Tenant shall remain fully liable for all of the Tenant’s obligations under this Lease, including obligations arising subsequent to the date of the Transfer. Any attempted Transfer without any required consent being first had and obtained shall be voidable at any time by Landlord. Without in any way limiting Landlord’s right to refuse to give such consent for any other reason or reasons, Landlord hereby reserves the right to refuse to give such consent if in Landlord’s sole discretion (i) the quality of the business operation conducted on the Property is or may in any way be adversely affected during the Lease Term of this Lease by such proposed Transfer (ii) the proposed new tenant is a governmental agency or instrumentality thereof or (iii) the creditworthiness of the proposed new tenant is less than that of Tenant; and Tenant agrees each of such grounds shall be a reasonable basis for Landlord’s refusal to consent to the Transfer. Consent by Landlord to any Transfer of the Property or any interest therein shall not be a waiver of Landlord’s rights under this Section as to any subsequent Transfer.

(b) Notice. In the event that Tenant desires at any time to Transfer its interest in the Property or any portion thereof, Tenant shall submit to Landlord at least thirty (30) days prior to the proposed effective date of the Transfer (“Proposed Effective Date”), in writing: (a) a request for permission to Transfer, setting forth the Proposed Effective Date, which shall be no less than thirty (30) days after the sending of such notice; (b) the name of the proposed subtenant or assignee or other party; (c) the nature of the business to be carried in the Property after the Transfer; (d) the terms and provisions of the proposed Transfer; and (e) a copy of all existing executed and/or proposed documentation pertaining to the Transfer; and such additional information that Landlord may reasonably request in order to make a reasoned judgment, including, without limitation, financial information reasonably acceptable to Landlord with respect to the proposed subtenant or assignee.

(c) Collect/Effect of Transfer. If this Lease is assigned, or if the Property or any part thereof is sublet or occupied by anybody other than Tenant, Landlord may collect Rents from the assignee, subtenant or occupant and apply the net amount collected to the Rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of Tenant’s covenant set forth in the first sentence of Section 14.02(a) above, nor shall such assignment, subletting, occupancy or collection be deemed an acceptance by Landlord of the assignee, subtenant or occupant as tenant, or a release of Tenant or any guarantor from the further performance by Tenant of covenants on the part of Tenant herein contained, or affect the continuing primary liability of Tenant hereunder. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified,

(ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a transferee, and (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer.

(d) No Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to assignee or subtenant, or any failure by Landlord to take action against any assignee or subtenant, Tenant waives notice of any default of any assignee or subtenant and agrees that Landlord may, at Landlord’s option, proceed against Tenant without having taken action against or joined such assignee or subtenant, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or subtenant. Tenant shall reimburse Landlord upon request for any reasonable Attorneys’ Fees and Costs incident to any proposed Transfer, but in no event to exceed $2,500 per Transfer.

(e) Implied Assignment. Except as otherwise provided in this Lease, if Tenant hereunder is a corporation, an unincorporated association, a limited liability company or a partnership, the transfer, merger, assignment or hypothecation of any stock or interest in such corporation, association, limited liability company or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an assignment within the meaning and provisions of this Section; provided, however, that: (a) an assignment of any such stock or interest with respect to a corporation, a limited liability company, or partnership whose shares or partnership interests are publicly traded, (b) an assignment or sublease to any corporation which controls, is controlled by or is under common control with Tenant, or (c) an assignment or sublease by a shareholder or member to his spouse or children or to a trust for the benefit of his spouse or children, are all excepted from the foregoing provision.

(f) Conditions to Landlord’s Consent. Landlord’s consent to any assignment shall be conditioned inter alia, upon the requirement that the proposed assignee shall have a creditworthiness and financial net worth acceptable to Landlord in its reasonable discretion if such credit is less than that of Tenant and the proposed assignee shall expressly assume all of Tenant’s obligations hereunder arising from and after such assignment. Landlord’s consent to any sublease shall be conditioned, inter alia, upon the requirement that the sublease shall state: (i) that it is subject to all of the provisions of this Lease; and (ii) that the subtenant’s rights shall not survive the earlier termination of this Lease, whether by voluntary cancellation between Landlord and Tenant, or otherwise.

Section 14.03. Permitted Transfers. Notwithstanding anything in this Lease to the contrary, Tenant may, without Landlord’s prior written consent, do any of the following so long as the Guarantor’s guaranty of the Lease remains in full force and effect: (i) assign this Lease in its entirety to any corporation or other legal entity in which or with which Tenant, its successors or assigns, is merged, consolidated or reorganized, in accordance with applicable statutory provisions for merger, consolidation or reorganizations of corporations or other applicable entities, so long as the liabilities under this Lease of the entities participating in such merger, consolidation or reorganization are assumed by the entity surviving such merger or created by such consolidation or reorganization and Tenant provides notice to Landlord of such merger, consolidation or reorganization within fifteen (15) days after the occurrence thereof; (ii) assign this Lease in its entirety to any entity succeeding to substantially all of the assets of Tenant, so long as Tenant provides notice to Landlord of such assignment within fifteen (15) days after the occurrence thereof; (iii) assign this Lease in its entirety to an entity controlled by Tenant, or which controls Tenant, or which is under common control with Tenant or any affiliate of Tenant; and (iv) sublease all or any portion of the Property or allow the use or occupancy of the Property by anyone other than Tenant. Tenant agrees to give notice to Landlord of any assignment of this Lease or sublease of more than 10% of the area of the building(s) constituting the Improvements according to the terms of (iii) above no later than thirty (30) days after the effective date thereof. If the entity that constitutes Guarantor will change to a different entity as a result of any of (i) through (iv) above, Landlord’s prior written consent shall be required, which consent shall be in Landlord’s sole but reasonable discretion.

ARTICLE 15

NOTICES

Section 15.01. Notices. Any notice required or desired to be given to a party hereto shall be valid and sufficient if in writing and addressed to the addresses listed below and delivered by personal delivery or overnight delivery or mailed by United States registered or certified mail, with postage and charges prepaid thereon. Any notice shall be deemed to have been given on the day delivered if personally delivered, the day after sending if delivered by overnight delivery, or three (3) days after mailing if sent by registered or certified mail. Landlord or Tenant may designate the place to which notices shall be given and addressed by giving at least fifteen (15) days’ prior written notice to the other party, such notice to be given in accordance with the foregoing provisions of this paragraph. The initial address for each party shall be as follows:

As to Landlord:	Lakeway Realty, L.L.C.
3100 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attn: Chief Financial Officer

with copy to:	Reed Smith LLP
7900 Tysons One Place, Suite 500
McLean, VA 22102
Attn: Carol C. Honigberg, Esq.

with copy to:	MedTX Realty, L.L.C.
8015 Shoal Creek
Suite 207
Austin, TX 78757
Attn: Ray Wilkerson

As to Tenant:	Baylor Scott & White Health
2001 Bryan Street, Suite 2200, LB 14
Dallas, Texas 75201
Attention: Senior Vice President of Real Estate, BHCS

with copy to:	Baylor Scott & White Health
Law Department
4005 Crutcher Street, Suite 300
Dallas, Texas 75246
Attention: Attorney Responsible for Real Estate Matters

with copy to:	CB Richard Ellis
2001 Bryan Street, Suite 700, LB14
Dallas, Texas 75201
Attention: Lease Administrator

with copy to:	Baylor Scott & White Health
MS-20-D642
2401 South 31st Street
Temple, Texas 76508
Attention: John P. Cunningham, Jr., Senior Vice President
General Counsel, Central Texas Division

ARTICLE 16

WAIVER OF LANDLORD’S LIEN/SECURITY INTEREST

Section 16.01. Waiver of Lien. Landlord hereby waives any contractual, statutory or other landlord’s or lessor’s lien on Tenant’s furniture, fixtures, supplies, inventory, equipment or other personal property at any time located on the Property or otherwise.

ARTICLE 17

MISCELLANEOUS

Section 17.01. Recitals and Exhibits. The recitals of fact set forth above are true and correct and are by this reference made a part of this Lease. All Exhibits attached to this Lease are incorporated herein by this reference.

Section 17.02. Landlord Definition. The term “Landlord” as used in this Lease means only the owner of fee simple title of the Property, or the Lender in possession for the time being of the Property so that in the event of any sale, or other transfer of the Property, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder thereafter arising and it shall be deemed without further agreement between the parties and such purchaser(s), assignee(s) or Tenant(s) that the purchaser, assignee or Tenant has assumed and agreed to observe and perform all obligations of Landlord hereunder.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution Lease by Landlord, that Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the building and the Property, as such interest is constituted from time to time, which interest shall include all proceeds from the sale of the building, insurance awards, and Condemnation awards.

Section 17.03. Remedies Cumulative. Mention in this Lease of any specific right or remedy shall not preclude a party from exercising any other right or from having any other remedy or from maintaining any action to which it may be otherwise entitled either at law or in equity except to the extent expressly limited herein. The failure of a party to insist in any one or more instances upon a strict performance of any covenant of the other party under this Lease or to exercise any option or right herein contained shall not be construed as a waiver or relinquishment for the future of any such covenant, right or option, but it shall remain in full force and effect unless the contrary is expressly waived in writing by a party.

Section 17.04. Recording. It is agreed that neither party shall record this Lease without first obtaining written permission from the other party, which permission may be withheld in each party’s sole discretion. However, Landlord and Tenant shall record a memorandum of this Lease as of the date hereof and Tenant agrees to bear any and all costs and expenses in connection with same.

Section 17.05. Successors and Assigns. This Lease and the covenants, terms and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns.

Section 17.06. Brokerage. The parties each represent and warrant to each other that neither has employed a broker in connection with this transaction. In the event there is a claim against either party hereto with respect to any broker whatsoever other than as set forth in this Section, the party whose action gives rise to the claim for commission shall indemnify the other party against any liability, damage, cost or fee in connection with such claim, including, without limitation, attorneys’ fees and costs.

Section 17.07. Intentionally Deleted.

Section 17.08. Bankruptcy. As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (a) the financial condition and specific operating experience of Tenant; (b) Tenant’s timely performance of all of its obligations under this Lease before and following the entry of an order for relief under the Bankruptcy Code for Tenant; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code (or similar insolvency statute) for Tenant, or this Lease being rejected within such sixty (60) day period and the Property surrendered to Landlord. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rent and maintain the Property in a particular manner), shall be timely performed whether or not there exists an Insolvency Event with regard to Tenant and any failure to so perform shall be harmful and prejudicial to Landlord; (ii) any and all Rents that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord; (iv) any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord; (vi) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without amendment or alteration, and any assignment which results in alteration or amendment of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord if made to an assignee that does not possess the financial condition or means adequate to operate the Permitted Facility upon the Property or operating performance and experience characteristics satisfactory to Landlord equal to or better than the financial condition, operating performance and experience of Tenant as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Property will be delivered to Landlord immediately without the necessity of any further action by Landlord. No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Property as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Landlord and Tenant upon an Insolvency Event, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

Section 17.09. Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons or entity may require.

Section 17.10. Counterparts. This Lease may be executed in counterparts, each of which constitutes an original and all of which taken together shall constitute one agreement.

Section 17.11. Governing Law. This Lease is to be construed under the Laws of the state where the Property is located.

Section 17.12. Section Headings. The section headings of this Lease are for convenience only and shall not be considered in the interpretation of the terms and provisions of this Lease.

Section 17.13. Exhibits. This Lease is subject to any Exhibit attached hereto and made a part hereof.

Section 17.14. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, Landlord and Tenant shall be entitled to recover all of its reasonable Attorneys’ Fees and other Costs in addition to any other relief to which it may be entitled.

Section 17.15. Lender Protection. In the event that a Lender or potential Lender of the Property requests modifications to this Lease, Tenant agrees to consent to all such reasonable modifications to this Lease, provided none of the modifications change the Fixed Rent or other amounts due hereunder and none of the modifications impose any material additional burden or any additional expense on Tenant.

Section 17.16. Easements, Agreements, or Encumbrances. The parties shall be bound by all existing Permitted Encumbrances. During the Lease Term, Landlord shall have the right to grant easements and other encumbrances on, over, under and above the Property without the prior consent of Tenant provided that such easements and other encumbrances do not have an adverse impact on Tenant’s rights under this Lease (including, without limitation, interfering with Tenant’s use of the Property or interfering with Tenant’s access to the Property) or increase Tenant’s obligations under this Lease. Tenant may request that Landlord grant any easements on, over, under or above the Property required in connection with Tenant’s use and operation of the Property, subject however to Landlord’s prior written approval. Landlord shall join into such approved easements as requested by Tenant.

Section 17.17. Writing; Applicable to Successors. This Lease cannot be changed or terminated except by a written instrument subsequently executed by the parties hereto. This Lease and the terms and conditions hereof apply to and are binding upon the successors and assigns of both parties.

Section 17.18. Time of the Essence. Time is of the essence and in all provisions of this Lease.

Section 17.19. Severability. Should any provisions of this Lease and/or of its conditions be illegal or unenforceable under any court decision or any Laws, ordinances or regulations of any governing authority having jurisdiction over the parties hereto or the Property, it or they shall be considered severable, and all other provisions of the Lease shall remain in full force and be binding upon the parties as though the illegal or unenforceable provisions had never been included.

Section 17.20. Real Estate Investment Trust. If Landlord in good faith determines that the status of its Affiliate as a real estate investment trust under the provisions of the Internal

Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the obligations of Tenant or impair Tenant’s rights pursuant to this Lease or (b) in any other matter adversely affect Tenant’s interest in the Property.

Section 17.21. Reserved.

Section 17.22. Consents. With respect to any action requiring Landlord’s consent or approval under this Lease, Landlord shall respond to any request by Tenant for its consent or approval (which consent or approval shall not be unreasonably withheld, conditioned or delayed, unless a different standard for such approval is expressly provided in this Lease) within thirty (30) days of receipt of written request for consent, which notice shall indicate in bold typeface that failure to respond within thirty (30) days shall be deemed approval, unless a different time period for such approval is expressly provided in this Lease. If Landlord fails to respond to Tenant’s request within thirty (30) days after receipt of Tenant’s request, then Landlord’s failure to respond shall be deemed to be Landlord’s consent or approval to the proposed action. Tenant shall pay to Landlord within thirty (30) days of demand, accompanied by supporting documentation or evidence, all of Landlord’s reasonable costs and expenses incurred in connection with any requested consent or approval, whether or not such request is granted.

Section 17.23. State or Local Law Provisions. The State/Local Law Provisions attached hereto as Exhibit D are modifications to the terms of this Lease and, if conflicting, such State/Local Law Provisions shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.24. Special Stipulations. The Special Stipulations attached hereto as Exhibit E are modifications to the terms of this Lease and, if conflicting, such Special Stipulations shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

Section 17.25. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Tenant with respect to Rent and other Monetary Obligations to be paid hereunder.

Section 17.26. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.27. Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.28. Entire Agreement. The submission of this Lease for examination does not constitute a reservation of, or option for, the Property, and this Lease shall become effective only upon execution by all parties hereto and delivery thereof by Landlord to Tenant. There are no oral agreements between the parties hereto affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties and understandings between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. Tenant hereby expressly acknowledges that Landlord or Landlord’s employees or agents have made no representations, warranties, inducements or promises with respect to the Property except as herein expressly set forth.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

LAKEWAY REALTY, L.L.C., a Delaware limited liability company

By:	/s/ Jeffery C. Walraven
Name:	Jeffery C. Walraven
Title:	Managing Board Member

TENANT:

SCOTT & WHITE HOSPITAL - ROUND ROCK,
a Texas non-profit corporation

By:	/s/ Jay Fox
Name:	Jay Fox
Title:	President

SEEN AND AGREED:

BAYLOR UNIVERSITY MEDICAL CENTER, a Texas non-profit corporation

By:	/s/ LaVone Arthur
Name:	LaVone Arthur
Title:	Chief Integration Officer

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Anti-Terrorism Law” means any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”, as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

“Attorneys’ Fees” as used herein shall mean all reasonable attorneys’ and paralegals’ fees, whether incurred in court, out of court, on appeal or in any bankruptcy or administrative proceeding.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Business Day” means a day on which banks located in the State of Texas are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means the greater of 10% per annum or three (3) percentage points over the Prime Rate published by the Wall Street Journal (or any successor publication reasonably selected by Landlord should the Wall Street Journal discontinue such publication), but in no event to exceed the highest rate permitted by law.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Property.

“Environmental Liens” has the meaning set forth in Section 8.05(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 3.01.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Fixed Rent” means $12,750,000.00 per annum initially, as such amount is adjusted pursuant to the terms of this Lease.

“Force Majeure Event” has the meaning set forth in Section 17.24.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to the Property or to Persons on or about the Property, cause the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of any adjoining property.

“Indemnified Party” or “Indemnified Parties” means individually or collectively, as the context may require, Landlord or Tenant, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, and each of their respective successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.01.

“Lease Year” shall mean and refer to the twelve (12) month period beginning on the Lease Commencement Date and any successive twelve (12) month periods thereafter occurring during this Lease. Calendar Year shall mean and refer to the twelve (12) month period beginning January 1 and ending December 31.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan secured by Landlord’s interest in the Property, and any servicer of any loan secured by Landlord’s interest in the Property.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Tenant Entity; (c) Tenant’s ability to perform its obligations under this Lease; or (d) Landlord’s interests in the Property, this Lease or the other Transaction Documents.

“Monetary Obligations” has the meaning set forth in Section 4.03.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Landlord or Tenant in collecting such award or proceeds.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Property is located.

“Permitted Facility” means an acute care hospital, all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” has the meaning set forth in Section 3.03.

“Property” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rent Adjustment” means the amount equal to two and one-half percent (2.5%) of the Fixed Rent for the previous Lease Year which sum shall be payable in equal monthly installments.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities Act” means of the Securities Act of 1933, as amended.

“SNDA” means a subordination, non-disturbance and attornment agreement in substantially the form attached hereto as Exhibit F or such other commercially reasonable form and containing such market terms as reasonably approved by the applicable Lender and Tenant.

“State where the Property is located” or words of similar import shall mean the State of Texas.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto or inverse condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Tenant Entity” or “Tenant Entities” means individually or collectively, as the context may require, Tenant and all Affiliates thereof.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” means a Condemnation of all or substantially all of any Property, including a Condemnation (other than for a temporary use) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Tenant in the exercise of good faith business judgment.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of terms and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

Legal Description of the Property

BUILDING UNIT 1 (GAC HOSPITAL/GARAGE A UNIT), OF LAKEWAY REGIONAL MEDICAL CENTER CONDOMINIUM, A CONDOMINIUM PROJECT IN TRAVIS COUNTY, TEXAS, ACCORDING TO THE DECLARATION OF CONDOMINIUM FOR LAKEWAY REGIONAL MEDICAL CENTER CONDOMINIUM DATED MAY 17, 2010, AND ALL EXHIBITS THERETO RECORDED UNDER DOCUMENT NUMBER 2010070746, OF THE OFFICIAL PUBLIC RECORDS OF TRAVIS COUNTY, TEXAS, TOGETHER WITH AN UNDIVIDED INTEREST IN AND TO THE COMMON ELEMENTS OF SUCH CONDOMINIUM AND THE EXCLUSIVE RIGHT TO USE THE LIMITED COMMON ELEMENTS APPURTENANT TO SUCH UNIT, WHICH LIMITED COMMON ELEMENTS ARE DESCRIBED AS FOLLOWS:

DESCRIPTION OF A 8.840 ACRE TRACT OF LAND IN THE J.P. WARNOCK SURVEY NO. 56, TRAVIS COUNTY, TEXAS AND BEING A PORTION OF LOT 1, BLOCK “A” OF LAKEWAY REGIONAL MEDICAL CENTER, A SUBDIVISION OF RECORD IN DOCUMENT NO. 200800246 OF THE OFFICIAL PUBLIC RECORDS OF TRAVIS COUNTY; SAID 8.840 ACRE TRACT OF LAND IS MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

COMMENCING AT A 60D NAIL FOUND IN A FENCE POST ON THE SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE (60.0 FEET WIDE RIGHT-OF-WAY) AS DEDICATED IN CHERRY MOUNTAIN 1, A SUBDIVISION OF RECORD IN BOOK 75, PAGE 369 OF THE PLAT RECORDS OF TRAVIS COUNTY, TEXAS, FOR THE NORTHEAST CORNER OF SAID LOT 1, BLOCK “A”, FROM WHICH, A  1⁄2" IRON ROD FOUND FOR AN ANGLE POINT IN THE WESTERLY LINE OF SAID LOT 1, BLOCK “A” BEARS S16°56’17"E, 497.47 FEET;

THENCE, N45°52’28"E, WITH THE COMMON SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE AND NORTHERLY LINE OF SAID LOT 1, BLOCK “A”, A DISTANCE OF 136.29 FEET TO A  1⁄2" IRON ROD FOUND FOR AN ANGLE POINT;

THENCE, N46°18’51"E, LEAVING THE SOUTHERLY RIGHT-OF-WAY LINE OF WILD CHERRY DRIVE AND CONTINUING WITH THE COMMON SOUTHERLY LINE OF LOT 2 OF SAID CHERRY MOUNTAIN 1 SUBDIVISION AND NORTHERLY LINE OF LOT 1, BLOCK “A”, A DISTANCE OF 256.56 FEET TO A CALCULATED POINT;

THENCE, S43°41’09"E, LEAVING THE COMMON NORTHERLY LINE OF LOT 1, BLOCK “A” LAKEWAY REGIONAL MEDICAL CENTER SUBDIVISION AND SOUTHERLY LINE OF LOT 2, CHERRY MOUNTAIN 1 SUBDIVISION, ACROSS SAID LOT 1, BLOCK “A”, A DISTANCE OF 55.13 FEET TO A  1⁄2" IRON ROD SET FOR THE POINT OF BEGINNING OF THE HEREIN DESCRIBED 8.840 ACRE TRACT;

THENCE, CONTINUING ACROSS SAID LOT 1, BLOCK “A” LAKEWAY REGIONAL MEDICAL CENTER SUBDIVISION, THE FOLLOWING THIRTY (30) COURSES:

1) N88°07’10"E, A DISTANCE OF 32.00 FEET TO A  1⁄2" IRON ROD SET;

2) S01°52’50"E, A DISTANCE OF 28.50 FEET TO A  1⁄2“ IRON ROD SET;

3) N88°07’10"E, A DISTANCE OF 14.46 TO A  1⁄2" IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

4) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 90°00’00”, A RADIUS OF 49.50 FEET, A LONG CHORD OF 70.00 FEET (CHORD BEARS N43°07’10"E) FOR AN ARC DISTANCE OF 77.75 FEET TO A  1⁄2" IRON ROD SET FOR AN ANGLE POINT;

5) S88°07’l0"W, WITH A LINE NON-TANGENT TO THE PREVIOUS CURVED COURSE, A DISTANCE OF 2.00 FEET TO A  1⁄2" IRON ROD SET FOR AN ANGLE POINT;

6) N0l°52’50"W, A DISTANCE OF 64.53 FEET TO A  1⁄2" IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

7) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 48°11’40”, A RADIUS OF 103.50 FEET, A LONG CHORD OF 84.52 FEET (CHORD BEARS N22°13’00"E) FOR AN ARC DISTANCE OF 87.06 FEET TO A  1⁄2" IRON ROD SET FOR A POINT OF TANGENCY;

8) N46°18’5l"E, A DISTANCE OF 51.52 FEET TO A  1⁄2" IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

9) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 21°05’56”, A RADIUS OF 103.50 FEET, A LONG CHORD OF 37.90 FEET (CHORD BEARS N56°51’48"E) FOR AN ARC DISTANCE OF 38.11 FEET TO A  1⁄2" IRON ROD SET FOR A POINT OF TANGENCY;

10) N67°24’46"E, A DISTANCE OF 195.46 FEET TO A  1⁄2" IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

11) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 70°54’22”, A RADIUS OF 150.50 FEET, A LONG CHORD OF 174.59 FEET (CHORD BEARS S77°08’02"E) FOR AN ARC DISTANCE OF 186.25 FEET TO A  1⁄2" IRON ROD SET FOR A POINT OF REVERSE CURVATURE;

12) WITH A CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 29°35’06”, A RADIUS OF 122.50 FEET ALONG CHORD OF 62.55 FEET (CHORD BEARS S56°28’24"E) FOR AN ARC DISTANCE OF 63.25 FEET TO A  1⁄2" IRON ROD SET FOR A POINT OF TANGENCY;

13) S71°15’57”E, A DISTANCE OF 16.48 FEET TO A  1⁄2” IRON ROD SET FOR AN ANGLE POINT;

14) S18°44’03”W, A DISTANCE OF 2.00 FEET TO A  1⁄2” IRON ROD SET FOR THE BEGINNING OF A NON-TANGENT CURVE TO THE LEFT;

15) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 36°17’15”, A RADIUS OF 24.50 FEET, A LONG CHORD OF 15.26 FEET (CHORD BEARS S89°24’35”E) FOR AN ARC DISTANCE OF 15.52 FEET TO A  1⁄2” IRON ROD SET FOR ANGLE POINT;

16) S18°44’03”W, WITH A LINE NON-TANGENT TO THE PREVIOUS CURVED COURSE, A DISTANCE OF 359.74 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

17) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 46°10’30”, A RADIUS OF 412.50 FEET, A LONG CHORD OF 323.51 FEET (CHORD BEARS S04°21’12”E) FOR AN ARC DISTANCE OF 332.43 FEET TO A  1⁄2” IRON ROD SET FOR THE BEGINNING OF A CURVE TO THE LEFT;

18) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 49°42’18”, A RADIUS OF 24.50 FEET, A LONG CHORD OF 20.59 FEET (CHORD BEARS S72°36’53”W) FOR AN ARC DISTANCE OF 21.25 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

19) S47°45’43”W, A DISTANCE OF 308.03 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

20) WITH SAID CURVE TO THE RIGHT HAVING A CENTRAL ANGLE OF 130°21’27”, A RADIUS OF 101.50 FEET, A LONG CHORD OF 184.25 FEET (CHORD BEARS N67°03’33”W) FOR AN ARC DISTANCE OF 230.93 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

21) N01°52’50”W, A DISTANCE OF 134.35 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

22) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 05°30’00”, A RADIUS OF 189.50 FEET, A LONG CHORD OF 18.18 FEET (CHORD BEARS N04°37’50”W) FOR AN ARC DISTANCE OF 18.19 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

23) N07°22’50”W, A DISTANCE OF 116.88 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE RIGHT;

24) WITH SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 08°00’00”, A RADIUS OF 190.50 FEET, A LONG CHORD OF 26.58 FEET (CHORD BEARS N03°22’50”W) FOR AN ARC DISTANCE OF 26.60 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

25) N00°37’10"E, A DISTANCE OF 133.77 FEET TO A  1⁄2” IRON ROD SET FOR THE POINT OF CURVATURE OF A CURVE TO THE LEFT;

26) WITH SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 92°30’00”, A RADIUS OF 49.50 FEET, A LONG CHORD OF 71.51 FEET (CHORD BEARS N45°37’50“W) FOR AN ARC DISTANCE OF 79.91 FEET TO A  1⁄2” IRON ROD SET FOR A POINT OF TANGENCY;

27) S88°07’10"W, A DISTANCE OF 9.01 FEET TO A  1⁄2” IRON ROD SET;

28) S0l°52’50"E, A DISTANCE OF 73.50 FEET TO A  1⁄2” IRON ROD SET;

29) S88°07’10"W, A DISTANCE OF 32.00 FEET TO A  1⁄2” IRON ROD SET;

30) N01°52’50"W, A DISTANCE OF 183.52 FEET TO THE POINT OF BEGINNING CONTAINING WITHIN THESE METES AND BOUNDS 8.840 ACRES OF LAND AREA.

LESS AND EXCEPT:

DESCRIPTION of a 0.5624 acre tract of land in the J. P. Warnock Survey No. 56, Travis County, Texas and being a portion of Lot 1, Block “A” of Lakeway Regional Medical Center, a subdivision of record in Document No. 200800246 of the Official Public Records of Travis County and being further described as a portion of that 8.840 acre tract, described as Unit 1 of Lakeway Regional Medical Center Condominium, conveyed to Lakeway Regional Medical Center, LLC by deed recorded in Document No. 2010072321 of the said Official Public Records; said 0.5624 acre tract of land is more particularly described by metes and bounds as follows:

COMMENCING at a  1⁄2” iron rod found for the northeast corner of the said 8.840 acre tract, from which a 60d nail found in a fence corner for the most westerly corner of said Lot 1, Block “A”, Lakeway Regional Medical Center subdivision bears S64°35’24”W, 1047.91 feet;

THENCE, S18°44’03”W, across said Lot 1, Block “A”, with the easterly line of the said 8.840 acre tract, for a distance of 359.74 feet to an “X” set in concrete for corner;

THENCE, S40°01’44”W, across said Lot 1, Block “A” and the 8.840 acre tract, for a distance of 63.11 feet to a calculated point for the POINT OF BEGINNING and most easterly northeast corner of the herein described tract;

THENCE, continuing across said Lot 1, Block “A” and the 8.840 acre tract, for the following sixteen (16) courses:

1)	S01°52’50”E, 238.92 feet to a calculated point for corner;

2)	S88°07’10”W, 47.33 feet to a calculated point for corner;

3)	N01°52’50”W, 32.46 feet to a calculated point for corner;

4)	S88°07’10”W, 56.26 feet to a calculated point for corner;

5)	N01°52’50”W, 206.46 feet to a calculated point for corner;

6)	N88°07’10”E, 13.19 feet to a calculated point for corner;

7)	N14°11’15”E, 27.90 feet to the calculated point of curvature of curvature of a non-tangent curve to the left;

8)

With said curve to the left, having a central angle of 49°24’24”, a radius of 52.00 feet, a long chord of 43.46 feet (chord bears N81°37’54”E), for an arc distance of 44.84 feet to the calculated point of non-tangency;

9)	S30°57’24”E, 29.91 feet to a calculated point for corner;

10)	N88°07’10”E, 13.83 feet to a calculated point for corner;

11)	S01°52’50”E, 5.58 feet to a calculated point for corner;

12)	N88°07’10”E, a distance of 11.13 feet to the POINT OF BEGINNING, CONTAINING within these metes and bounds 0.5624 acres of land area.

Note:	“ 1⁄2” iron rod”, denotes a “ 1⁄2” iron rod found with plastic cap marked “Capital Surveying Co., Inc.”

Bearing Basis Note: The bearings noted herein are based on the easterly line of the 8.840 acre tract described above, S18°44’03”W, as deeded and found.

EXHIBIT C

Permitted Encumbrances

1.	The following restrictive covenants of record itemized below:

a.	Volume 2464, Page 4 of the Deed Records;

b.	Document No. 2008143755 of the Official Public Records;

c.	Document(s). 2010070746, 2010073843, 2012094548, 2013035699, 2013050217, 2013070654, 2013187421, 2013203824, 2014140989 and 2014159241 of the Official Public Records;

d.	Document No. 2010073842 of the Official Public Records;

e.	Plats recorded under Document Nos. 200800246 and 201400139 of the Official Public Records, all as recorded in Travis County, Texas.

2.	The following restrictive covenants that affect Common Area Only:

a.	Volume 7989, Page 346 of the Deed Records;

b.	Volume 13100, Page 373 of the Real Property Records and Document No. 2003125317 of the Official Public Records;

c.	Document No. 2012086622 of the Official Public Records;

d.	Document No. 2012094687 of the Official Public Records;

e.	Document No. 2014159492 of the Official Public Records; all as recorded in Travis County, Texas.

3.

Public utility easement 10 feet in width and landscape buffer 20 feet and 50 feet in width along all property lines, as shown by the Plat recorded under Document No. 200800246 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

4.	Location of critical water quality zone as shown on Plat recorded under Document No. 200800246 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

5.	Drainage easement varied feet in width traversing subject property, as shown by the Plat recorded under Document No. 200800246 of the Official Public Records of Travis County, Texas.

6.	Any and all easements and building setbacks shown on Plat(s) recorded under Document No(s). 201400139 and 2015023643 of the Official Public Records of Travis County, Texas.

7.	Electric and telephone lines and systems easement granted to the City of Austin, by instrument dated March 17, 1960, recorded in Volume 2179, Page 335 of the Deed Records of Travis County, Texas.

8.

Electric and telephone lines and systems easement granted to the City of Austin, by instrument dated December 5, 1960, recorded in Volume 2268, Page 492 of the Deed Records of Travis County, Texas. (COMMON AREA ONLY)

9.

Electric and telephone lines and systems easement granted to the City of Austin, by instrument dated August 28, 1962, recorded in Volume 2511, Page 86 of the Deed Records of Travis County, Texas, and partially replaced by Electric Utility Easement recorded under Document No. 2001140619 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

10.

Trust Indenture dated December 19, 1965 to maintain perpetual maintenance fund, as amended in instruments recorded in Volume 7680, Page 990 and Volume 7706, Page 664 of the Deed Records and Volume 10552, Page 557, Volume 11901, Page 179 and Volume 13100, Page 373 of the Real Property Records of Travis County, Texas. (COMMON AREA ONLY)

11.

Electric and telephone lines and systems easement granted to the City of Austin, by instrument dated February 4, 1972, recorded in Volume 4249, Page 217 of the Deed Records of Travis County, Texas. (COMMON AREA ONLY)

12.

Water pipeline easement granted to Lake Travis Independent School District, by instrument dated June 6, 1983, recorded in Volume 8160, Page 690 of the Deed Records of Travis County, Texas, and further affected by Volume 9926, Page 13 of the Real Property Records of Travis County, Texas. (COMMON AREA ONLY)

13.

Electric and telephone lines and systems easement granted to City of Austin, by instrument dated October 5, 1987, recorded in Volume 10508, Page 790 of the Real Property Records of Travis County, Texas. (COMMON AREA ONLY)

14.

Electric and telephone lines and systems easement granted to the City of Austin, by instrument dated December 23, 1987, recorded in Volume 10577, Page 321 of the Real Property Records of Travis County, Texas. (COMMON AREA ONLY)

15.

Electric transmission and/or distribution line easement granted to Pedernales Electric Cooperative, Inc., by instrument dated May 27, 1989, recorded in Volume 10962, Page 178 of the Real Property Records of Travis County, Texas, and further affected by Amendments recorded in Volume 12443, Page 18 and Volume 12443, Page 21 of the Real Property Records of Travis County, Texas, and Consent to Encroachment into Utility Easement and Indemnification Agreement recorded under Document No. 2011166618 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

16.

Underground electric distribution and telecommunications lines and systems easement granted to The City of Austin, by instrument dated August 14, 2001, recorded under Document No. 2001140619 of the Official Public Records of Travis County, Texas, and further affected by Partial Release of Easement recorded under Document No. 2012065517 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

17.

Wastewater line easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated July 1, 2003, recorded under Document No. 2003198032 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

18.

Electric utility easement granted to the City of Austin, by instrument dated June 20, 2008, recorded under Document No. 2008107714 of the Official Public Records of Travis County, Texas, and further affected by Partial Release of Easement recorded under Document No. 2014160529 of the Official Public Records of Travis County, Texas.

19.

Blanket utility easement granted to Travis County Water Control and Improvement District No. 17, by instrument dated July 21, 2008, recorded under Document No. 2008128544 of the Official Public Records of Travis County, Texas, and further affected by Consent to Encroachment into Utility Easement and Indemnification Agreement recorded under Document No. 2011166618 of the Official Public Records of Travis County, Texas and Partial Release of Easement recorded under Document No. 2014096452 of the Official Public Records of Travis County, Texas.

20.

Telecommunications facilities easement granted to Southwestern Bell Telephone, L.P., by instrument dated August 16, 2009, recorded under Document No. 2010118792 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

21.

The terms, conditions and stipulations of that certain Partial Assignment of Water and Sewer Capacity dated May 20, 2010, recorded under Document No. 2010073840 of the Official Public Records of Travis County, Texas.

22.

Underground electric utility easement granted to The City of Austin, by instrument dated March 24, 2011, recorded under Document No. 2011048080 of the Official Public Records of Travis County, Texas, and further affected by Declarant’s Ratification of Electric Easement recorded under Document No. 2011048081 of the Official Public Records of Travis County, Texas.

23.

Underground electric utility easement granted to The City of Austin, by instrument dated March 21, 2011, recorded under Document No. 2011048082 of the Official Public Records of Travis County, Texas, and further affected by Declarant’s Ratification of Electric Easement recorded under Document No. 2011048083 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

24.

The terms, conditions and stipulations of that certain General Utility Easement dated March 21, 2011, recorded under Document No. 2011048084 of the Official Public Records of Travis County, Texas, and further affected by Declarant’s Ratification of General Utility Easement recorded under Document No. 2011048085 of the Official Public Records of Travis County, Texas.

25.

Wastewater utility easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated May 13, 2011, recorded under Document No. 2011088198 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

26.

Building setback 40 feet in width along the northeast, northwest and southeast property line(s), as shown by the Plat recorded under Document No. 200800246 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

27.

Building setback 100 feet in width along the southwest property line(s), as shown by the Plat recorded under Document No. 200800246 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

28.

Subject to all definitions, easements, covenants, limitations, conditions, rights, privileges, obligations, liabilities, and all other terms and provisions of that certain Declaration of Condominium and By-Laws (if attached), recorded under Document No. 2010070746 of the Official Public Records of Travis County, Texas, and further affected by Document No(s). 2010073843, 2012094548, 2013035699, 2013050217, 2013070654, 2013187421, 2013203824, 2014037233, 2014105757, 2014140989 and 2014159241 of the Official Public Records of Travis County, Texas.

29.

Liens securing assessments and/or charges payable to Lakeway Regional Medical Center Condominium Association, Inc. as set out in Declaration of Condominium recorded under Document No(s). 2010070746, 2013035699 and 2013203824 of the Official Public Records of Travis County, Texas.

30.

All oil, gas and other minerals, together with all rights relating thereto, express or implied, reserved in instrument recorded under Document No. 2001010532 of the Official Public Records of Travis County, Texas, and further affected by Waiver of Surface Rights recorded under Document No. 2001010534 of the Official Public Records of Travis County, Texas.

31.

Facilities easement granted to Southwestern Bell Telephone Company, by instrument dated July 1, 2011, recorded under Document No. 2011107171 of the Official Public Records of Travis County, Texas, and further affected by Affidavit of Correction recorded under Document No. 2016067060 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

32.

Underground electric utility easement granted to The City of Austin, by instrument dated February 1, 2012, recorded under Document No. 2012018750 of the Official Public Records of Travis County, Texas.

33.

Electric utility easement granted to City of Austin, by instrument dated August 7, 2012, recorded under Document No. 2012132125 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

34.

Water utility easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated October 31, 2012, recorded under Document No. 2013044866 of the Official Public Records of Travis County, Texas.

35.

Water utility easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated October 31, 2012, recorded under Document No. 2013044867 of the Official Public Records of Travis County, Texas.

36.

Wastewater utility easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated October 31, 2012, recorded under Document No. 2013044868 of the Official Public Records of Travis County, Texas.

37.

Water and wastewater utility easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated October 31, 2012, recorded under Document No. 2013044869 of the Official Public Records of Travis County, Texas.

38.	Management Certificate for Lakeway Regional Medical Center Condominiums recorded under Document No. 2013202473 of the Official Public Records of Travis County, Texas.

39.

Irrigation systems easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated June 5, 2014, recorded under Document No. 2014084856 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

40.

Water line easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated September 15, 2014, recorded under Document No. 2014141058 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

41.

Water line easement granted to Travis County Water Control & Improvement District No. 17, by instrument dated September 15, 2014, recorded under Document No. 2014141059 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

42.

The terms, conditions and stipulations of that certain Access and Utility Easement dated November 4, 2014, recorded under Document No. 2014167639 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

43.

Electric utility easement granted to the City of Austin, by instrument dated September 3, 2015, recorded under Document No. 2015146247 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

44.	The rights of Travis County Water Control and Improvement District No. 17 to levy taxes and issue bonds.

45.

Electric utility easement granted to City of Austin, by instrument dated June 20, 2016, recorded under Document No. 2016099908 of the Official Public Records of Travis County, Texas. (COMMON AREA ONLY)

EXHIBIT D

Notwithstanding anything to the contrary contained in this Lease, the following provisions shall be applicable to the Property:

1. The term “Environmental Laws” also shall include, without limitation, with respect to the Property, the Texas Solid Waste Disposal Act (V.T.C.A. Health and Safety Code Sections 361.01 et. seq.), the Texas Water Code (V.T.C.A. Water Code, Sections 20.001-26.407) and Risk Reduction Standards (30 Tx. Adm. Code Section 335, Subchapter S).

2. Notwithstanding anything to the contrary contained in Section 4.02(c) and supplementing the provisions thereof, any tax based on Landlord’s taxable margin or gross receipts shall be included as “Additional Rent” and for these purposes shall not be deemed to be a tax on Landlord’s net income or net worth. Further, Landlord shall have the right to require Tenant to pay the amount of the taxable margin within thirty (30) days after an invoice (along with reasonable supporting evidence) is received by Tenant from Landlord.

3. The following is added as a new subparagraph (h) to Paragraph 12.02: “Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code. TENANT FURTHER VOLUNTARILY AND KNOWINGLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ALL RIGHTS AND BENEFITS OF TENANT UNDER SUCH SECTION, AS IT NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED OR SUCCEEDED.”

D-1

EXHIBIT E

Special Stipulations

1. LEASE INCENTIVE PAYMENT. Landlord shall pay to Tenant, within thirty (30) days of the Lease Commencement Date, the sum of $2,250,000.00 in immediately available funds.

2. NON-COMPETITION COVENANT. Landlord, on behalf of itself and its Affiliates, subsidiaries, successors and assigns, covenants and agrees that, during the Lease Term it shall not directly or indirectly (1) own, manage, operate, control, participate in the management or control of, or act as agent for, lend its name to or initiate or maintain or continue any interest whatsoever in (A) any acute care hospital or ambulatory surgery center, within (a) a thirty mile radius of the Property or (b) a ten mile radius of any of the properties listed on Schedule A attached hereto (“Other Tenant Properties”) operated as of the date of this Lease by Tenant or an Affiliate of Tenant as an acute care hospital or ambulatory surgery center (individually or collectively, as the context may indicate, the foregoing are referred to as the “Restriction Area”), or (B) any other provider of healthcare services that operates at least 100 licensed beds within the Restriction Area or (2) lease to another Person any acute care hospital or ambulatory surgery center within the Restriction Area. Notwithstanding the foregoing, (i) Landlord and its Affiliates, subsidiaries, successors and assigns shall have the right to own or invest in multi-tenanted medical office buildings, skilled nursing facilities, long term acute care facilities, inpatient rehabilitation facilities and other post-acute facilities within the Restriction Area so long as such facilities are not majority-owned or controlled or majority-tenanted by any of Tenant’s active acute care hospital competitors in those areas as listed on Schedule B attached hereto, at the time Landlord or its Affiliates, subsidiaries, successors or assigns acquires ownership or invests in the applicable facilities; (ii) this non-competition covenant shall no longer apply and have no further force or effect, without the need for notice or other action by either party, with respect to the applicable Restriction Area around the Property or Other Tenant Properties, as the case may be, if Tenant or its Affiliates cease to operate the Property or such Other Tenant Property; (iii) if direct or indirect ownership of the Property is transferred via direct sale of the Property (subject to Tenant’s rights as set forth in Sections 3, 4 and 5 of this Exhibit E) or sale or merger of MedEquities Realty Trust, Inc. to or into another entity and such purchaser or surviving entity owns, leases or has other interests in existing facilities within the Restriction Area that would otherwise be prohibited by this Section 2, then this non-competition covenant shall not apply and have no force and effect as to such facilities within the Restriction Area; (iv) this non-competition covenant shall not apply to or prohibit the ownership of less than 5% of the issued and outstanding stock of a publicly-traded entity regardless of the activities conducted by such entity; (v) with respect to any physician owned members of MedTx Realty, LLC as of the execution of this Lease, and their respective successors and assigns, the Restriction Area shall consist only of the area within a ten-mile radius of the Property or within a ten-mile radius of any Other Tenant Properties, and this non-competition covenant shall not apply to prohibit or prevent any activities of such physicians outside of such ten-mile radius and this non-competition covenant shall not apply to prohibit or prevent the practice of medicine and the provision of professional medical services to patients by such physicians either within or outside of such ten-mile radius; (vi) this non-competition covenant shall not apply to or prohibit the non-physician owned member of MedTx Realty, LLC as of the execution of this Lease (“RKMed Ltd.”) and Affiliates of such entity, and their respective successors and assigns (collectively, the “RKMed Parties”), owning and leasing real estate and the improvements thereon to a third party regardless of the activities of such third party, except that the RKMed Parties shall not own or lease either an acute care hospital or ambulatory surgical center within a four (4) mile radius of the Property; and (vii) this non-competition covenant shall not apply to any acquisition, investment or lease made by Landlord, its Affiliates, subsidiaries, successors and assigns in a facility of less than 100 licensed beds at the time such acquisition, investment or lease is made which is subsequently expanded to 100 licensed beds or more. Landlord acknowledges that this non-competition covenant is essential to the continued success of Tenant and that Tenant would sustain irreparable harm and damage in the event that Landlord violates the covenant and that damages would not provide an adequate remedy to Tenant. Landlord further acknowledges that compliance with this non-competition covenant will not constitute an unreasonable hardship or deprive Landlord from the opportunity to conduct its intended business. The parties recognize that this Section is a material requirement and a condition to the willingness of Tenant to enter into this Lease and to assure adequate protection of Tenant’s business. Tenant acknowledges and agrees that this non-competition covenant will be automatically be null, void and of no further force or effect if Tenant changes the use of the Property from a use other than the Permitted Facility, with or without Landlord’s consent to such change. Both parties agree that in their respective judgments the limitations in this Section are reasonable. Landlord acknowledges and agrees that violation of the Section would cause irreparable injury to Tenant and that, since any remedy at law for any breach or attempted breach of this Section 2 would be inadequate, Tenant shall be entitled to specific performance and injunctive or other equitable relief, without the necessity of showing actual damages, in case of any such breach or attempted breach in addition to whatever other remedies may exist at law and in equity. In addition to any other right or remedy of Tenant in the event of a breach of this Section 2, if such breach is not cured within thirty (30) days after written notice of such breach is given to Landlord in the manner provided in this Lease, then the Responsible Parties (as hereinafter defined) shall be liable to Tenant for a one- time payment in the amount of $1,000,000 as liquidated damages for such breach. As used herein, the “Responsible Parties” shall mean the specific Person in whose name the acts constituting the violation of this Section 2 were taken (the “Competing Party”), and any Affiliate of Landlord who has the power, direct or indirect, to direct the actions of such Competing Party; and Responsible Party shall not include any Person who does not have the power, direct or indirect, to direct the actions of the Competing Party.

3. PURCHASE OPTION.

(a) When Purchase Option May Be Exercised. Tenant shall have the option (the “Purchase Option”), exercisable by delivering written notice (“Tenant’s Purchase Option Notice”) to Landlord to purchase the Property from Landlord pursuant to this Section 3 at any time after completion of the third Lease Year, so long as the Lease remains in effect.

(b) Purchase Price. If Tenant exercises its Purchase Option under this Section 3, it shall pay Landlord an amount equal to the Fair Market Value Purchase Price.

(c) Conditions Precedent. Tenant’s obligation to consummate the purchase of the Property following any exercise of Tenant’s Purchase Option shall be specifically contingent upon the following conditions at the time of such closing, any one or more of which may be waived by Tenant:

(i)

That Tenant shall be able to obtain, at Landlord’s expense, an owner’s policy of title insurance (in the then current TLTA form or its equivalent and at a premium not to exceed the standard rates for insuring estates similar to the Property) after recording of the necessary conveyance documents from a title insurer reasonably acceptable to Tenant insuring the Property so acquired by Tenant in an amount equal to the purchase price therefor, without exception other than (i) Permitted Encumbrances; (ii) other matters created by or consented to by Tenant or otherwise authorized by the terms of the Lease; and (iii) ad valorem taxes and installments of special assessments, if any, for the year in which the closing occurs which are not due and payable (taxes and assessments for the year in which closing occurs to be prorated between Landlord and Tenant as of the closing date).

(ii)	That Tenant receives, at its option and at its expense, an environmental audit with regard to the Property showing no Hazardous Materials on the Property.

(iii)

That if the Improvements are damaged by casualty prior to the date of closing and such casualty damage has not been fully repaired as of the date of closing, then in such case at closing Tenant shall keep all insurance proceeds theretofore received by Tenant and not yet applied to the cost of repairing and restoring the Improvements in connection with such casualty damage and, in addition, Landlord shall assign, transfer and set over to Tenant all of Landlord’s right, title and interest in and to any insurance claims or proceeds that may thereafter be made with respect to any such casualty, except that any loss of rent or business interruption awards shall be prorated as of the date of closing.

If any of the above conditions are not satisfied or waived by Tenant prior to closing, Tenant shall have no obligation to close the acquisition of the Property, in which case (unless the failure to satisfy such condition results from a breach of the provisions hereof or an Event of Default) neither party shall have any liability or obligation to the other in connection with the failed sale of the Property; this Lease shall, however, in such case remain otherwise unaffected and in full force and effect, on and subject to each of the terms, covenants and conditions hereof.

(d) Closing. Closing of the sale of the Property to Tenant pursuant to this Section 3 shall take place at such time and place that is mutually acceptable to the parties hereto (but no later than sixty (60) days after Tenant delivers to Landlord Tenant’s Purchase Option Notice). Title to the Property shall be transferred at closing free and clear of any Landlord created mortgage, liens for taxes that are due and payable, and mechanics’ and materialmen’s liens resulting from work performed under contract with Landlord, and subject to the Permitted Encumbrances and other items set forth in subsection (c)(i) of this Section 3, and such other matters consented to by Tenant (which consent shall not be unreasonably withheld). Tenant shall deliver to Landlord, at least five (5) business days prior to the closing, drafts of all closing documents, which documents shall be fully completed to the extent information is then available for review and approval. At such closing, the parties shall execute and deliver finally negotiated versions of such documents, and shall pay all moneys as provided herein, as may be necessary to consummate such sale and purchase.

(e) The “Fair Market Value Purchase Price” shall mean (i) if the Purchase Option is exercised at any time during the period between the first (1st) day after the third Lease Year and the last day of the tenth (10th) Lease Year, a price computed using the aggregate applicable Fixed Rent for the next twelve (12) months of the Lease from the date of delivery of Tenant’s Purchase Option Notice and a capitalization rate of six and one-half percent (6.5%), and (ii) if the Purchase Option is exercised at any time after the last day of the tenth (10th) Lease Year, a price computed using the aggregate applicable Fixed Rent for the next twelve (12) months of the Lease Term from the date of delivery of Tenant’s Purchase Option Notice and a capitalization rate of seven percent (7%).

4. RIGHT OF FIRST OFFER.

(a) Grant. If at any time during the Term, Landlord desires to transfer the Property (or any portion thereof), then Landlord shall notify Tenant of the cash purchase price and other terms desired by Landlord for such transfer (the “Offer Notice”) prior to entering into a binding agreement for such transfer with any other Person. For purposes of this Section 4, a “transfer” means a sale, transfer or conveyance (other than a mortgage) of fee title to the Property, a ground lease of the Property or a transfer of substantially all the ownership interests of Landlord that is substantially similar to a transfer of the Property, including without limitation, a merger, acquisition, consolidation or other reorganization of the entity that constitutes Landlord. For the avoidance of doubt, the right of first offer set forth in this Seciton 4 (i) shall apply to transfers of all or any portion of the Property, and (ii) shall not apply to transfers of interests in Landlord between the members of Landlord.

(b) Voidable Transfer. In no event shall Landlord convey the Property to any other party without affording Tenant the purchase rights described in this Section 4, and any consummation of such sale shall be voidable by Tenant and shall be a default by Landlord hereunder.

(c) Exercise. Tenant shall, for thirty (30) days after delivery of the Offer Notice, have and is hereby granted the exclusive right and option to acquire the Property in the manner, at the price and on the terms and conditions set forth in the Offer Notice (the “First Offer Right”). If Tenant exercises the First Offer Right to acquire the Property, Landlord and Tenant shall proceed to settlement on such transfer in accordance with the Offer Notice. This Lease and all of the terms and provisions hereof shall remain in full force and effect until the purchase has closed, except as otherwise provided in this Lease; provided however, that Tenant shall have the right, in its sole discretion, to terminate this Lease simultaneously with its acquisition of the Property and all of Landlord’s right, title and interest therein. In the event the closing of such purchase has not occurred within ninety (90) days after the delivery of the Offer Notice for any reason other than a default by Landlord under this Section 4, Tenant’s right to purchase the Property herein shall cease for a period of twelve (12) months during which Landlord shall be free to transfer the Property or part therof subject to the Offer Notice on whatever terms Landlord deems appropriate without Tenant having the right of first offer set out in this Section 4 applicable to such transfer, provided nothing herein shall affect the Tenant’s First Refusal Right under Section 5, below.

(d) Non-Exercise. If Tenant fails to timely exercise the First Offer Right, Landlord shall have an ongoing right to transfer the Property subject to the Offer Notice for a period of nine (9) months thereafter, subject however to the terms of Section 5, below.

(e) Continuing Right. The First Offer Right is a continuing right of first offer and shall apply as often as any then owner of the Property (including without limitation, any owner which shall have acquired its interest in a disposition to which the First Offer Right applied but was not exercised) shall propose to make a transfer of the Property during the Lease Term of this Lease.

5. RIGHT OF FIRST REFUSAL.

(a) Grant. If at any time during the Term, Landlord enters into a contract, letter of intent, term sheet or other similar agreement (a “Contract”) for the transfer of the Property (or any portion thereof) to a prospective purchaser, then Landlord shall notify Tenant thereof within ten (10) days after full execution of such Contract and shall deliver a copy of such Contract to Tenant concurrently therewith. For purposes of this Section 5, a “transfer” means a sale, transfer or conveyance (other than a mortgage) of fee title to the Property, a ground lease of the Property or a transfer of substantially all the ownership interests of Landlord that is substantially similar to a transfer of the Property, including without limitation, a merger, acquisition, consolidation or other reorganization of the entity that constitutes Landlord. For the avoidance of doubt, the right of first refusal set forth in this Section 5 (i) shall apply to transfers of all or any portion of the Property, and (ii) shall not apply to transfers of interests in Landlord between the members of Landlord.

(b) Terms of Contract; Voidable Transfer. Landlord agrees that any disposition of the Property or any part thereof shall be for a consideration expressed and payable solely in United States dollars. In no event shall Landlord convey the Property to any other party without affording Tenant the purchase rights described in this Section 5, and any consummation of such sale shall be voidable by Tenant and shall be a default by Landlord hereunder. Notwithstanding the foregoing, if the terms of the Contract are substantially the same as the terms set forth in an Offer Notice given by Landlord to Tenant in accordance with Section 4 above, and as to which Tenant declined to exercise its First Offer Right, then the rights otherwise available to Tenant under this Section 5 shall not apply to such Contract.

(c) Exercise. Tenant shall, for thirty (30) days after delivery of the Contract, have and is hereby granted the exclusive right and option to acquire the Property in the manner, at the price and on the terms and conditions set forth in the Contract (the “First Refusal Right”), but without any study or diligence period. If Tenant exercises the First Refusal Right to acquire the Property, Landlord and Tenant shall proceed to settlement on such transfer in accordance with the Contract, excluding any study or diligence period. This Lease and all of the terms and provisions hereof shall remain in full force and effect until the purchase has closed, except as otherwise provided in this Lease; provided however, that Tenant shall have the right, in its sole discretion, to terminate this Lease simultaneously with its acquisition of the Property and all of Landlord’s right, title and interest therein.

(d) Non-Exercise. In no event shall Landlord dispose of its interest in the Property on terms (including without limitation, the purchase price) materially less favorable to Landlord or materially different than those contained in the Contract without again delivering a Contract to Tenant and allowing Tenant to exercise the First Refusal Right pursuant to this Section 5. For the avoidance of doubt, a change in the purchase price not to exceed 2%, the extensions of any diligence period, or date of closing or other deadline under the Contract which does not delay the closing by a total of more than 120 days in the aggregate, or other non-economic changes in terms shall not trigger the requirement to again deliver a Contract to Tenant. Tenant’s failure to exercise the First Refusal Right shall not affect any of the Tenant’s rights under this Lease.

(e) Continuing Right. The First Refusal Right is a continuing right of first refusal and shall apply as often as any then owner of the Property (including without limitation, any owner which shall have acquired its interest in a disposition to which the First Refusal Right applied but was not exercised) shall make or propose to make a transfer of the Property during the Lease Term of this Lease.

6. TERMINATION RIGHT. Notwithstanding anything in the Lease to the contrary, in the event that any litigation results in a final order of the forfeiture of Landlord’s interest in the Property to any governmental entity, then Tenant may terminate the Lease upon notice to Landlord given within one hundred twenty (120) days after written notice to Tenant of the final order of such forfeiture, in which event the parties shall have no further obligations one to the other under the Lease.

7. FINANCIAL REPORTS AND OPERATIONAL MEETINGS. Landlord acknowledges there are publicly available reports related to the following: (i) the annual and quarterly disclosure reports provided for the outstanding tax-exempt bond issuances of Baylor Scott & White Holdings; (ii) the annual IRS Form 990 filing for Tenant; and (iii) the annual IRS Form 990 filing for Guarantor. Within a reasonable time after Landlord’s prior written request is delivered to Tenant, Tenant agrees to provide or cause to be provided to Landlord copies of such publicly available reports to Landlord for the applicable period immediately preceding such written request. If any the information identified in (i), (ii), or (iii) of the first sentence of this section becomes no longer publicly available for any reason, then (a) if the information identified in (i) is not publicly available, then Tenant agrees to provide Landlord a copy of the annual consolidated audited financial statements of the healthcare system in which Tenant is a member (the holding company of such healthcare system being, as of the date of this Lease, Baylor Scott & White Holdings) within sixty (60) days after such financial statements are issued by the auditors and received by Tenant (or its Affiliate), and (b) if the information identified in (ii) and (iii) is not publicly available, then Tenant agrees to provide to Landlord the annual IRS Form 990 filing for Tenant or Guarantor (even if the same is not then publicly available) within a reasonable time after Landlord’s prior written request for the same. In addition, if requested by Landlord in writing (which Landlord may not request more than two (2) times in any calendar year), within sixty (60) days after Landlord’s written request, Tenant and Landlord will coordinate to schedule and hold a meeting onsite at the Property, with participants on Tenant’s side to include the executive(s) responsible for operations of the Property to review and discuss information relating to the operations of the Property.

EXHIBIT F

Form of SNDA

After Recording Return to:

Reed Smith LLP

811 Main Street, Suite 1700

Houston, TX 77002

Reference: 972287-20016

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the      day of             , 2016 by and among: MRT of Lakeway TX – ACH, LLC, a Delaware limited liability company (“Lender”), LAKEWAY REALTY, L.L.C., a Delaware limited liability company (“Landlord”), and SCOTT & WHITE HOSPITAL - ROUND ROCK, a Texas non-profit corporation (“Tenant”).

RECITALS:

A. Tenant is the holder of a leasehold estate in that certain property located in the City of Lakeway, County of Travis, State of Texas, and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”) under and pursuant to the provisions of a certain Master Lease Agreement dated August     , 2016, between Landlord, as landlord, and Tenant, as tenant (as amended, restated, replaced, consolidated, supplemented or otherwise modified from time to time, the “Lease”); and

B. Landlord is the owner in fee simple of the Property and the landlord under the Lease; and

C. Lender has made a loan to Landlord, as borrower, evidenced by a promissory note made by Landlord to the order of Lender (as amended, restated, replaced, consolidated, supplemented or otherwise modified from time to time, collectively, the “Note”) and secured by that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing recorded as Document Number 2015044513 in the Official Public Records of Travis County, Texas (as the same may be modified, amended or restated from time to time, the “Security Instrument”) granted by Landlord to or for the benefit of Lender and encumbering the Property; and

D. Tenant has agreed to subordinate the Lease to the lien of the Security Instrument and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant, Landlord and Lender agree as follows:

1. SUBORDINATION. Subject to the terms of this Agreement, the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be junior and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease. This Agreement is not intended and shall not be construed to subordinate the Lease to any mortgage, deed of trust or other security document other than those referred to herein that secure indebtedness of Landlord to Lender.

2. NON-DISTURBANCE. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the Property, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, but without limiting Purchaser’s rights and remedies as a result of an Event of Default (as defined in the Lease) by Tenant under the Lease.

3. ATTORNMENT. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred to as “Purchaser”), the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser, and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, whereupon Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease subject to the terms of Section 4 of this Agreement, but without limiting Purchaser’s rights and remedies as a result of an Event of Default (as defined in the Lease) by Tenant under the Lease; provided, however, that Purchaser shall not be:

(a) liable for any past act, omission, neglect, default or breach of representation or warranty of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”), provided that so long as Purchaser has received written notice and an opportunity to cure as set forth in Section 4 below, the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions that (i) existed as of the date Purchaser became the owner of the Property, and (ii) violate Purchaser’s obligations under the Lease; provided further, however, that the foregoing shall not obligate Purchaser for any damages arising from such past act, omission, neglect, default or breach of representation or warranty of any Prior Landlord;

(b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property;

(c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser;

(d) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser;

(e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or any other material term of the Lease, or any voluntary surrender of the Property demised under the Lease, made without Lender’s or, if Purchaser has acquired the Property at the time of such action, Purchaser’s prior written consent; provided, however, that Landlord and Tenant may amend or modify the Lease without Lender’s or Purchaser’s (as applicable) consent in connection with any matters that Tenant may effect as a matter of right under the Lease without any requirement of consent by Landlord, and Lender and Purchaser shall be bound by any such amendments; or

(f) responsible for the making of repairs in or to the Property in the case of damage or destruction to the Property or any part thereof due to fire or other casualty or by reason of condemnation unless Purchaser is obligated under the Lease to make such repairs and Purchaser receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs.

In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest as set forth in Section 17.02 of the Lease.

Notwithstanding the foregoing to the contrary, (1) this Section 3 shall not limit Tenant’s right to exercise against Lender or Purchaser any offsets, defenses or claims, including any claim for damages of any kind whatsoever, otherwise available to Tenant because of events occurring after the date Lender or Purchaser acquires title to the Property, provided Tenant has made Lender or Purchaser aware of such events and (2) Lender and Purchaser shall not be relieved from the obligation to cure or liability (but only to the extent such liability arises after the date Lender or Purchaser acquires title to the Property) for any defaults which are continuing in nature to the extent such defaults continue after Lender or Purchaser takes title to the Property.

4. NOTICE TO TENANT. After written notice is given to Tenant by Lender that an Event of Default (as defined in the Security Instrument) exists under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the Security Instrument (such notice, a “Rent Payment Notice”), Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender (notwithstanding any contrary instruction, direction or assertion of Landlord) and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments. Tenant shall be entitled to rely on any Rent Payment Notice. Tenant’s compliance with a Rent Payment Notice shall not violate the Lease. Tenant shall be entitled to full credit under the Lease for any rent paid to Lender (or others as directed by Lender) pursuant to a Rent Payment Notice to the same extent as if rent were paid directly to Landlord, and Landlord shall make appropriate entries in its books and records reflecting such payments by Tenant as fully and for all purposes as if said payment had been paid to Landlord.

5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant and Lender agree that the terms of Section 13.05 of the Lease shall govern and control with respect to notice and cure rights in the event of any default on the part of Landlord.

6. NOTICES. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing; or (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service as set forth below:

If to Tenant:	Baylor Scott & White Health
2001 Bryan Street, Suite 2200, LB 14
Dallas, Texas 75201
Attention: Senior Vice President of Real
Estate, BHCS

With a copy to:

Baylor Scott & White Health
Law Department
Attention: Attorney Responsible for Real
Estate Matters
4005 Crutcher Street, Suite 300
Dallas, Texas 75246

CB Richard Ellis
2001 Bryan Street, Suite 700, LB14
Dallas, Texas 75201
Attention: Lease Administrator

Baylor Scott & White Health
MS-20-D642
2401 South 31st Street
Temple, Texas 76508
Attention: John P. Cunningham, Jr.,
Senior Vice President
Attention: General Counsel, Central Texas
Division

If to Lender:	MRT of Lakeway TX – ACH, LLC
3100 West End Avenue, Suite 1000
Nashville, Tennessee 37203

If to Landlord:	Lakeway Realty, L.L.C.
3100 West End Avenue, Suite 1000
Nashville, Tennessee 37203
Attn: Chief Financial Officer

With copy to:

Reed Smith LLP
7900 Tysons One Place, Suite 500
McLean, VA 22102
Attn: Carol C. Honigberg, Esq.

MedTX Realty, L.L.C.
8015 Shoal Creek
Suite 207
Austin, TX 78757
Attn: Ray Wilkerson

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant, Landlord and Purchaser and their respective successors and assigns.

8. GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State in which the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of such State.

9. Attorneys’ Fees. If any lawsuit is commenced which arises out of or relates to this Agreement, the prevailing party shall be entitled to recover from each other party such sums as the court may adjudge to be reasonable attorneys’ fees in addition to costs and expenses otherwise allowed by law.

10. Tenant’s Property. The Security Instrument will not cover or be construed as subjecting in any manner to the liens thereof, any trade fixtures, equipment, signs or other tangible or intangible personal property at any time located in the Property and owned by Tenant or furnished or installed by, on behalf of, or at the expense of Tenant.

11. Recording. Any party to this Agreement may record this Agreement in the real property records of Travis County, Texas.

12. MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

IN WITNESS WHEREOF, Lender, Tenant and Landlord have duly executed this Agreement as of the date first above written.

SCHEDULE A

Other Tenant Properties

Baylor Scott & White Medical Center – Round Rock

300 University Boulevard

Round Rock, TX 78665

Baylor Scott & White Medical Center – Marble Falls

810 W. Highway 71

Marble Falls, TX 78654

Schedule A-1

SCHEDULE B

Existing Competitors

HCA/St. David’s or their Affiliates

Ascension/Seton or their Affiliates

This Schedule may be updated from time to time by written notice given by Tenant to Landlord but any addition to the existing competitors shall be limited to active acute care hospital competitors of Tenant with at least 100 licensed beds at the time of the update. If Landlord is engaged in discussions concerning a possible transaction with a qualifying competitor at the time Tenant provides such update notice, Landlord shall so notify Tenant and such addition shall not be effective for purposes of this non-competition covenant.

Schedule B-1